   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                      REGISTRATION NO. 333-4352
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                              INTEG INCORPORATED
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

        MINNESOTA                    3845                    41-1670176
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)

                               2800 PATTON ROAD
                           ST. PAUL, MINNESOTA 55113
                                (612) 639-8816
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               FRANK A. SOLOMON
                              INTEG INCORPORATED
                               2800 PATTON ROAD
                           ST. PAUL, MINNESOTA 55113
                                (612) 639-8816
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

           KENNETH L. CUTLER                         KRIS SHARPE
          ELIZABETH C. HINCK                     FAEGRE & BENSON LLP
         DORSEY & WHITNEY LLP                    2200 NORWEST CENTER
        220 SOUTH SIXTH STREET                 90 SOUTH SEVENTH STREET
   MINNEAPOLIS, MINNESOTA 55402-1498      MINNEAPOLIS, MINNESOTA 55402-3901
            (612) 340-2600                         (612) 336-3000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               INTEG INCORPORATED

                               ----------------

                             CROSS REFERENCE SHEET

         PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
                     PROSPECTUS OF PART I ITEMS OF FORM S-1

       ITEM NUMBER AND HEADING
 IN FORM S-1 REGISTRATION STATEMENT              LOCATION IN PROSPECTUS
 ----------------------------------              ----------------------
  1. Forepart of the Registration
      Statement and Outside Front     Outside Front Cover Page; Inside Front
      Cover Page of Prospectus.....   Cover Page
  2. Inside Front and Outside Back
      Cover Pages of Prospectus....   Inside Front Cover Page; Additional
                                       Information; Outside Back Cover Page
  3. Summary Information, Risk
      Factors and Ratio of Earnings   Cover Page; Prospectus Summary; Risk
      to Fixed Charges.............    Factors
  4. Use of Proceeds...............   Prospectus Summary; Use of Proceeds
  5. Determination of Offering
      Price........................   Underwriting
  6. Dilution......................   Dilution
  7. Selling Security Holders......   Not Applicable
  8. Plan of Distribution..........   Cover Page and Inside Front Cover Page;
                                       Underwriting; Outside Back Cover Page
  9. Description of Securities to     Dividend Policy; Capitalization;
      be Registered................    Description of Capital Stock; Shares
                                       Eligible for Future Sale
 10. Interests of Named Experts and
      Counsel......................   Validity of Shares; Experts
 11. Information with Respect to      Cover Page and Inside Front Cover Page;
      Registrant...................    Prospectus Summary; Risk Factors; Use of
                                       Proceeds; Dividend Policy; Capitalization;
                                       Dilution; Selected Financial Data;
                                       Management's Discussion and Analysis of
                                       Financial Condition and Results of
                                       Operations; Business; Management; Certain
                                       Transactions; Principal Shareholders;
                                       Description of Capital Stock; Shares
                                       Eligible for Future Sale; Financial
                                       Statements; Outside Back Cover Page
 12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 Subject to completion, dated June 7, 1996

Prospectus
dated           , 1996

                                3,000,000 Shares

                  [LOGO OF INTEG INCORPORATED APPEARS HERE]

                                  Common Stock

All of the 3,000,000 shares of Common Stock offered hereby are being issued and sold by Integ Incorporated ("Integ" or the "Company").

Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing, upon notice of issuance, on the Nasdaq National Market under the symbol "NTEG."

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                             Price to   Underwriting Proceeds to
                                              Public    Discount (1) Company (2)
- --------------------------------------------------------------------------------
Per Share.................................    $            $           $
- --------------------------------------------------------------------------------
Total (3).................................  $            $           $
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $400,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any, at the Price to Public less the Underwriting Discount. If all such shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $          , $           and
    $           respectively. See "Underwriting."

The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that certificates for such shares will be available for delivery at the offices of
Piper Jaffray Inc. in Minneapolis, Minnesota on or about           , 1996.

PIPER JAFFRAY INC.                                         MONTGOMERY SECURITIES

                  [LOGO OF INTEG INCORPORATED APPEARS HERE]

Integ Incorporated is developing the Lifeguide System, a painless and bloodless hand-held glucose monitoring product for use by people with diabetes. Utilizing the Company's proprietary interstitial fluid ("ISF") sampling technology, the Lifeguide System will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain of lancing their fingers to obtain a blood sample.

       [Artist's rendering of Lifeguide Monitor and Lifeguide Key]

 The above is an artist's rendering of the Lifeguide System, which is currently under development, and the final design may differ from that shown above. To date, testing of the Lifeguide System has been performed on benchtop prototypes of the device. The Lifeguide System has not received clearance from the FDA for commercial sale in the United States.


  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  Integ(TM) and Lifeguide(TM) are trademarks of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than Integ.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus, including financial information, share and per share data, (a) has been adjusted to reflect the conversion of all outstanding shares of the Company's Series A, Series B, Series C, Series D and Series E-1 Convertible Preferred Stock (the "Preferred Stock") into an aggregate of 5,835,705 shares of Common Stock upon closing of the Offering, (b) reflects the two-for-three reverse stock split of the Common Stock effected on April 24, 1996 and (c) assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

  Integ Incorporated ("Integ" or the "Company") is developing the Lifeguide System, a painless and bloodless hand-held glucose monitoring product for use by people with diabetes. Utilizing the Company's proprietary interstitial fluid ("ISF") sampling technology, the Lifeguide System will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain of lancing their fingers to obtain a blood sample. The Company believes that the Lifeguide System represents a significant technological advance in glucose monitoring and will enable people with diabetes to manage their disease more effectively and conveniently. The Company anticipates that it will file a 510(k) premarket notification with the United States Food and Drug Administration (the "FDA") for the Lifeguide System in the first half of 1997.

  It is estimated that there are as many as 100 million people with diabetes worldwide. In the United States, diabetes is a leading cause of blindness, kidney failure, amputation and heart failure and the fourth leading cause of death by disease. Nearly 16 million people in the United States have diabetes and more than 625,000 new cases of diabetes are diagnosed each year. Diabetes is a chronic disease characterized by the body's inability to maintain the proper amount of circulating glucose. Glucose levels vary significantly throughout the day, and the use of personal glucose monitors is a key factor in the management of diabetes. According to Medical Data International, sales of personal blood glucose monitoring products in the United States have increased from approximately $450 million in 1991 to an estimated $730 million in 1995. The Company estimates that the worldwide market for personal blood glucose monitoring products was over $1.5 billion in 1995.

  Due to the release in 1993 of the results of the landmark Diabetes Control and Complications Trial (the "DCCT"), people with diabetes are becoming increasingly aware of the need for more intensive glucose monitoring. The DCCT demonstrated, through a 1,400 patient trial over a nine-year period, that more intensive treatment of people with Type I (insulin-dependent) diabetes can reduce their risk of developing diabetes-related complications by approximately 60%. Despite the recommendation of the DCCT panel that people with Type I diabetes follow an intensive therapy program, which includes testing glucose levels at least four times a day, the majority of people with diabetes who use insulin currently monitor their glucose level less than once per day. The Company believes that the pain and inconvenience associated with conventional "finger-stick" blood glucose monitoring systems is the primary reason that most people with diabetes fail to comply with the recommendations of the DCCT panel.

  The Company's proposed Lifeguide System is based on Company research indicating that ISF glucose levels correlate closely with blood glucose levels. The Company's proprietary method for ISF sampling involves a painless and bloodless procedure that draws an ISF sample from the outermost layers of the skin and captures that sample for measurement of glucose levels. The proposed Lifeguide System will be comprised of the Lifeguide Monitor, a hand-held, battery-powered monitor, and the Lifeguide Key, a single-use, disposable sample collection device.

  The Company believes that its Lifeguide System will offer significant advantages over commercially available personal blood glucose monitoring systems and alternative non-invasive technologies under development, including:

  . Painless Procedure. By drawing ISF from only the outermost layers of the skin, the Lifeguide System avoids areas of high nerve density, eliminating the pain associated with conventional "finger-stick" sampling approaches.

  . Bloodless Approach. Utilizing the Company's proprietary ISF sampling technology, the Lifeguide System is designed to allow for the accurate measurement of glucose levels without drawing blood.

  . Sampling Flexibility. The Lifeguide System is designed to be used on skin almost anywhere on the body, not merely areas (such as the fingertips) where blood capillaries and nerve endings are concentrated.

  . Ease of Use. The testing procedure of the proposed Lifeguide System has been reduced to simply holding the device against an area of exposed skin until an adequate sample has been obtained (5 to 30 seconds) and waiting briefly for the displayed result.

  . Cost Competitive. Unlike some alternative non-invasive technologies under development, it is anticipated that the proposed Lifeguide System will be offered at competitive prices and will not be a significant departure from current consumer buying patterns and reimbursement practices for commercially available personal glucose monitoring products.

  The Company's offices are located at 2800 Patton Road, St. Paul, Minnesota 55113, and its telephone number is (612) 639-8816. The Company was incorporated in Minnesota in 1990.

                                  THE OFFERING

Common Stock offered by the Company.  3,000,000 shares
Common Stock to be outstanding after
 the Offering.......................  9,269,038 shares (1)
Use of proceeds.....................  For continued development and testing of and clinical trials for the Lifeguide
                                      System; capital expenditures; research and
                                      development, manufacturing and marketing
                                      activities; and working capital and other
                                      general corporate purposes. See "Use of
                                      Proceeds."
Proposed Nasdaq National Market
 symbol.............................  NTEG

                         SUMMARY FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                                                THREE MONTHS
                                        YEAR ENDED DECEMBER      ENDED MARCH
                                                31,                  31,
                                       -----------------------  --------------
                                       1993    1994     1995    1995    1996
                                       -----  -------  -------  -----  -------
STATEMENTS OF OPERATIONS DATA:
 Operating expenses:
  Research and development............ $ 442  $ 1,568  $ 2,463  $ 460  $   768
  General and administrative..........   237      792    1,417    273      502
  Clinical and regulatory.............   --        52      298     61      123
  Manufacturing development...........   --        56      718     49      308
  Sales and marketing.................   --        54      385     87      189
                                       -----  -------  -------  -----  -------
   Total operating expenses...........   679    2,522    5,281    930    1,890
                                       -----  -------  -------  -----  -------
 Operating loss.......................  (679)  (2,522)  (5,281)  (930)  (1,890)
 Interest income (expense), net.......    (4)      30      232    (27)     159
                                       -----  -------  -------  -----  -------
   Net loss........................... $(683) $(2,492) $(5,049) $(957) $(1,731)
                                       =====  =======  =======  =====  =======
 Pro forma net loss per share (2).....                 $  (.72)        $  (.20)
                                                       =======         =======
 Pro forma weighted average shares
  outstanding (2).....................                   6,987           8,637
                                                       =======         =======

                                                            MARCH 31, 1996
                                                          --------------------
                                                                        AS
                                                           ACTUAL   ADJUSTED(3)
                                                          --------  ----------
BALANCE SHEET DATA:
 Cash and cash equivalents............................... $ 14,561   $ 50,431
 Working capital.........................................   14,197     50,067
 Total assets............................................   16,545     52,415
 Long-term debt and capital lease obligations, less
  current portion........................................    1,259      1,259
 Deficit accumulated during the development stage........  (11,521)   (11,521)
 Total shareholders' equity..............................   14,818     50,688

- --------
(1) Based on the number of shares outstanding as of May 1, 1996. Excludes 970,103 shares of Common Stock issuable upon exercise of options outstanding on such date, which had a weighted average exercise price of $3.46 per share. Also excludes 459,359 shares of Common Stock issuable upon exercise of warrants outstanding, which had a weighted average exercise price of $4.73 per share. See "Description of Capital Stock."
(2) Computed on the basis described in Note 2 of Notes to Financial Statements.
(3) Adjusted to reflect the sale of 3,000,000 shares of Common Stock offered hereby at an assumed public offering price of $13.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully.

DEVELOPMENT OF NEW TECHNOLOGY; DEPENDENCE ON THE LIFEGUIDE SYSTEM; UNCERTAINTY OF MARKET ACCEPTANCE

  The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the Lifeguide System, the development of which is ongoing and the complete efficacy of which has not yet been demonstrated. To date, the Company has only tested benchtop prototypes of its proposed device, and the Company does not expect to produce commercial prototypes of the Lifeguide Monitor and the Lifeguide Key until the first quarter of 1997. There can be no assurance that unforeseen problems will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale up, marketing or product distribution. Any such occurrence could materially delay the commercialization of the Lifeguide System or prevent its market introduction entirely. Further, even if successfully developed, the commercial success of the Lifeguide System will depend upon its acceptance as a painless, bloodless, accurate, reliable and cost-effective alternative to existing blood glucose monitoring techniques. The glucose monitoring industry is currently dominated by several companies with established markets and distribution channels. Because the proposed Lifeguide System will represent a new practice in the monitoring of glucose levels, the Company is unable to predict how quickly, if at all, its products will be accepted by members of the medical community and people with diabetes. There is no assurance that the Company will ever derive substantial revenues from the sale of the Lifeguide System. See "Business."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

  The Company has generated no revenue and has sustained significant operating losses each year since its inception. As of March 31, 1996, the Company had an accumulated deficit of approximately $11,521,000. Net losses for the years ended December 31, 1993, 1994 and 1995 were approximately $683,000, $2,492,000 and $5,049,000, respectively, and the Company expects such losses to continue through 1999 and to increase at least through the end of 1998. The Company may never generate substantial operating revenues or achieve profitability. The Company's ability to generate revenues from operations and achieve profitability is dependent upon successful development, regulatory approval and commercialization of the Lifeguide System and the Company's successful transition from a development stage company to a fully operating company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

LIMITED CLINICAL TESTING EXPERIENCE; UNCERTAINTY OF OBTAINING FDA CLEARANCES

  To date, testing of the Lifeguide System has been performed on benchtop prototypes solely by Company personnel under controlled circumstances. The Company expects to make commercial prototypes of the Lifeguide System available to people with diabetes for self-testing in the first quarter of 1997 and to use the data derived from this testing to support a 510(k) notification with the FDA to permit commercialization of the Lifeguide System in the United States. There can be no assurance that the Company will not encounter problems in clinical testing which will cause the Company to delay commercialization of the Lifeguide System, and there can be no assurance that the Lifeguide System will prove to be accurate and reliable on a consistent basis. Even if accurate and reliable, there can be no assurance that such testing will show the Company's product to be safe or effective. There also can be no assurance that a full Premarket Approval application (a "PMA") will not be required. Approval of a PMA by the FDA would require substantial clinical trials and other supplemental information regarding the proposed Lifeguide System. If required, the preparation and filing of a PMA would materially delay the introduction of the Lifeguide System. In addition, there can be no assurance that the required FDA clearances or approvals will be obtained on a timely basis or at all. The Company has no experience in obtaining regulatory approval. See "--Government Regulation; Need for Additional Government Clearances," "Business--Clinical Testing" and "-- Government Regulation."

HIGHLY COMPETITIVE MARKETS; RISK OF TECHNOLOGICAL OBSOLESCENCE

  The glucose monitoring industry is characterized by continuously evolving technology and intense competition, and the market is currently dominated by several companies with established products and distribution channels. In addition, other companies are attempting to develop minimally- or non-invasive glucose monitoring products competitive with the proposed Lifeguide System. There can be no assurance that the Company's competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed Lifeguide System or that would render the Company's technology and proposed device obsolete or noncompetitive. In addition, numerous researchers are investigating alternative treatments or cures for diabetes. If any of these efforts are successful in reducing the complications associated with diabetes, the need for the Company's products could be mitigated or become entirely nonexistent. Most of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than the Company in research and new product development, obtaining regulatory approvals and manufacturing and marketing medical devices. Competition within the glucose monitoring industry could also result in reductions of the prices of the Company's products and the use of purchase incentive programs that could adversely affect the Company's revenues and profitability. See "Business--Competition."

LACK OF MANUFACTURING CAPABILITY; DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS

  The Company's Lifeguide System is still in development and the Company has not yet created or manufactured a commercial prototype of its device. To be successful, the Company must manufacture the Lifeguide System in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining product quality and acceptable manufacturing costs. The Lifeguide Monitor will be manufactured for the Company by an outside vendor from primarily off-the-shelf components. The Lifeguide Key will be assembled by the Company from components to be purchased from outside suppliers. However, the Company presently has no manufacturing contracts or supply agreements and has no manufacturing capability. In addition, one component of the Lifeguide Monitor is available from a single source, as is one component of the Lifeguide Key. In the event that the Company is unable to obtain either of these components from their respective suppliers, the Company would be required to make modifications to its existing Lifeguide System and to obtain alternative components from alternative suppliers. Any interruption in the supply of either of these components would have a material adverse effect on the Company's business, financial condition and results of operation. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supplies and shortages of personnel. There can be no assurance that the Company will be able to achieve and maintain product quality and reliability when producing the Lifeguide System in the quantities required for commercialization, nor that the Company will be able to assemble and manufacture its products at an acceptable cost. See "Business-- Manufacturing."

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

  The Company's success will depend in part on its ability to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. As of the date of this Prospectus, no patents have been issued to the Company with respect to the Lifeguide System. The Company has applied for four United States patents and for one corresponding PCT foreign patent covering certain aspects of the technology underlying the Lifeguide System. There can be no assurance, however, that any patents will be issued, that the scope of any patent protection granted to the Company will prevent competitors from introducing products competitive with the Lifeguide System or that any of the Company's patents will be held valid or enforceable if subsequently challenged. Patenting medical devices involves complex legal and factual questions, and there is no consistent policy regarding the breadth of claims which issue pertaining to such technologies. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire unpatented technologies substantially equivalent to those of the Company. In addition, even if the patents for which the Company has applied are ultimately issued, other parties may hold or receive patents that contain claims covering the Lifeguide System and which may delay or prevent the sale of the Lifeguide System or require licenses resulting in the payment of fees or royalties by the Company in order for the Company to carry on its business. There can be no assurance that needed or potentially useful licenses will be available in the future on acceptable terms or at all.

  There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation could result in substantial costs to and a diversion of effort by the Company, but may be necessary to enforce any patents issued to the Company, protect trade secrets or know-how owned by the Company, defend the Company against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. The Company is not currently a party to any patent or other litigation. The Company routinely monitors patent issuances by others in its industry, and as a result recently became aware of a patent that may relate to a feature of the Lifeguide System. The Company engaged outside patent counsel to review the patent, and such counsel rendered its opinion to the Company that the patent is not infringed by the Company's technology. In addition, such counsel advised the Company that if the patent was challenged, those claims which the Company believes may apply to the Lifeguide System would be likely to be held invalid based on the existence of prior art not cited by the patent examiner. There can be no assurance, however, that the holder of the patent will not pursue litigation which could be costly to the Company. An adverse determination in any litigation, including any litigation commenced by the holder of the patent referred to above, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on the Company's business and prospects. See "Business--Patents and Proprietary Rights."

GOVERNMENT REGULATION; NEED FOR ADDITIONAL GOVERNMENT CLEARANCES

  Government regulation in the United States and other countries is a significant factor in the Company's business. The Company's products will be regulated by the FDA under a number of statutes including the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and the Safe Medical Devices Act of 1990 (the "SMDA"). Manufacturers of medical devices must comply with applicable provisions of the FDC Act and the SMDA and certain associated regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding their safety. Both the FDC Act and the SMDA require certain clearances from the FDA before medical devices, such as the Company's proposed Lifeguide System, can be marketed.

  The Company has not obtained FDA clearance to market the Lifeguide System. The regulatory process may delay the marketing of new products for lengthy periods, impose substantial additional costs and provide an advantage to those of the Company's competitors who have greater financial resources. FDA marketing clearance regulations depend heavily on administrative interpretation. There can be no assurance that interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. There can be no assurance that any such clearance will be obtained in a timely manner, or at all. In addition, even if obtained, FDA clearances are subject to continual review, and if the FDA believes that the Company is not in compliance with the FDC Act, the SMDA or their associated regulations, it can institute proceedings to detain or seize the Company's products, require a recall, enjoin future violations and assess civil and criminal penalties against the Company, its directors, officers or employees. The FDA may also withdraw market approval for the Company's products or require the Company to repair, replace or refund the cost of any device manufactured or distributed by the Company.

  The FDC Act will regulate the Company's development, quality control and manufacturing procedures by requiring the Company to demonstrate compliance with current Good Manufacturing Practices. The FDA monitors compliance with these requirements by requiring manufacturers to register with the FDA, which subjects them to periodic FDA inspections of their manufacturing facilities. In order to ensure compliance with these requirements, the Company will be required to expend time, resources and effort in the areas of production and quality control. If violations of the applicable regulations are noted during FDA inspections, the continued marketing of any products manufactured by the Company may be halted or adversely affected.

  The Company also plans to eventually distribute its products in several foreign countries. The Company's products will be subject to a wide variety of laws and regulations in these markets. Generally, the extent and complexity of the regulation of medical devices is increasing worldwide, with regulations in some countries already nearly as exhaustive as those applicable in the United States. This trend may continue and the cost and time required to obtain marketing approval in any given country may increase. There can be no assurance that any foreign approvals will be allowed on a timely basis or at all. See "--Limited Clinical Testing Experience; Uncertainty of Obtaining FDA Clearances" and "Business--Government Regulation."

LACK OF COMMERCIAL SALES OR MARKETING EXPERIENCE

  The Company has no experience in marketing the Lifeguide System and has not yet entered into any marketing or distribution arrangements for its proposed Lifeguide System. There can be no assurance that the Company will be able to build a suitable sales force or enter into satisfactory marketing arrangements with third parties when commercial potential develops, if ever, or that its sales and marketing efforts will be successful. See "Business--Sales and Marketing."

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

  The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the future, the Company will need to add additional skilled personnel in the areas of research and development, sales, marketing and manufacturing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The loss of the services of one or more members of the Company's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects. See "Business--Employees" and "Management."

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

  The proceeds of the Offering are expected to be sufficient to fund the Company's operations for at least 24 months following the consummation of the Offering. The Company may require substantial additional funds to meet its working capital requirements for a full-scale commercial introduction of its proposed Lifeguide System. In order to meet its needs beyond this 24-month period, the Company may be required to raise additional funds through public or private financings, including equity financings. Any additional equity financings may be dilutive to purchasers in the Offering, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company or at all. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the Lifeguide System or prevent such commercial introduction altogether. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

UNCERTAINTY OF THIRD PARTY REIMBURSEMENT

  Sales of the Company's proposed products in certain markets will be dependent in part on availability of adequate reimbursement for personal glucose monitoring products from third-party healthcare payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. Third-party payors are increasingly challenging the pricing of medical products and services. There can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve market acceptance of the Lifeguide System or maintain price levels sufficient to realize an appropriate return on its investment in the development or manufacture of its proposed Lifeguide System. Without adequate support from third-party payors, the market for the Company's Lifeguide System may be limited. See "Business--Third Party Reimbursement."

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

  The Company faces an inherent business risk of exposure to product liability claims in the event that an end-user is adversely affected by its prospective products. The Company currently carries a product liability insurance policy covering the Company's clinical testing with an aggregate limit of $1.0 million. There can be no assurance, however, that the Company will be able to obtain product liability insurance coverage in connection with the commercialization of the Lifeguide System on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company. See "Business--Product Liability."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF PRICE

  Prior to the Offering there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained upon completion of the Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the prices that will prevail in the public market. The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in the Company's operating results, announcements by the Company or its competitors regarding the results of regulatory approval filings or clinical trials or testing, developments or disputes concerning proprietary rights, technological innovations or new commercial products, governmental regulatory action, general conditions in the medical technology industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology companies and which have often been unrelated to the operating performance of such companies. See "Underwriting."

CONTROL BY SIGNIFICANT SHAREHOLDERS; ANTITAKEOVER PROVISIONS APPLICABLE TO THE COMPANY

  Upon completion of the Offering, the Company's directors and executive officers beneficially will own in the aggregate approximately 6.0%, and certain of the Company's other principal shareholders (which are affiliated with certain of the Company's directors and executive officers) beneficially will own in the aggregate approximately 35.9%, of the Company's outstanding shares of Common Stock (including shares subject to outstanding options and warrants). If these shareholders vote together as a group, they will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require shareholder approval, including the adoption of amendments to the Company's articles of incorporation, and certain mergers, sales of assets and other business acquisitions or dispositions.

  Upon completion of the Offering, the Company will have authorized a class of 5,000,000 shares of undesignated preferred stock, $.01 par value, which may be issued by the Company's Board of Directors on such terms, and with such rights, preferences and designations, as the Company's Board of Directors may determine. In addition, the Company's Amended Bylaws provide for a classified Board of Directors elected to staggered terms. Finally, the Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in certain acquisitions and restrict certain business combinations. Some or all of the foregoing factors could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices. See "Description of Capital Stock--Preferred Stock" and "--Provisions of the Company's Amended Articles and Bylaws and the Minnesota Business Corporation Act."

RISK OF FUTURE SALES OF COMMON STOCK

  Sales of significant amounts of Common Stock in the public market or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 9,269,038 shares of Common Stock to be outstanding upon completion of the Offering, the 3,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless they are held by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). The remaining 6,269,038 shares of Common Stock held by existing shareholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Company, its directors, officers and certain of its shareholders (representing 6,126,035 of such restricted shares) have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Piper Jaffray Inc. for a period of 180 days from the date of this Prospectus. Beginning on the 181st day after the date of this Prospectus, when agreements not to sell such shares expire, approximately 716,239 of the restricted shares will become eligible for immediate sale, subject to compliance with the volume limitations and other restrictions of Rule 144, and approximately 1,413,045 of the restricted shares may become eligible for immediate sale without restriction pursuant to Rule 144(k). In addition, certain shareholders and warrantholders, representing approximately 6,250,621 shares of Common Stock, have the right, subject to certain conditions, to include their shares in future registration statements relating to the Company's securities and to cause the Company to register certain shares of Common Stock owned by them. See "Shares Eligible for Future Sale" and "Underwriting."

NO DIVIDENDS

  The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future. See "Dividend Policy."

SUBSTANTIAL DILUTION TO PURCHASERS IN THE OFFERING

  Purchasers of the shares offered hereby will experience an immediate, substantial dilution in net tangible book value per share of Common Stock. See "Dilution."

                                USE OF PROCEEDS

  The net cash proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $35,870,000 ($41,310,500 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated expenses of the Offering and assuming an initial public offering price of $13.00 per share.

  The Company anticipates that the net proceeds, including interest earned thereon, will be used to fund the following: approximately $12 million for continued development and testing of and clinical trials for the Lifeguide System; approximately $5 million for capital expenditures, primarily the development and construction of an initial and a full-scale commercial manufacturing and assembly line; approximately $14 million for research and development, manufacturing and marketing activities; and approximately $5 million for working capital and other general corporate purposes. The amounts actually expended for these purposes will depend upon numerous factors, including the results of clinical studies, the design and cost of the Company's initial manufacturing facility, the status of competitive products and other factors. Pending the use of the net proceeds of the Offering, the Company will invest the funds in short-term, interest-bearing, investment grade securities. The Company expects that the proceeds of the Offering, together with cash on hand and interest expected to be earned thereon, will be sufficient to fund its operations for at least 24 months following the consummation of the Offering.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock since its inception. The Company currently intends to invest any earnings in the development and expansion of its business and does not intend to pay dividends in the foreseeable future. The payment of dividends, if any, in the future will be at the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors.

                                   DILUTION

  Pro forma net tangible book value per share represents total assets, less intangible assets and total liabilities, divided by the number of shares outstanding as of March 31, 1996 (assuming the conversion into Common Stock of all of the Company's outstanding shares of Preferred Stock). The Company's pro forma net tangible book value at March 31, 1996 was $14,692,253 or approximately $2.34 per share. Without taking into account any changes in such net tangible book value per share after March 31, 1996, other than to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the receipt of the net proceeds of such sale, the pro forma net tangible book value per share at March 31, 1996 would have been $50,562,253 or $5.45 per share. This represents an immediate increase in net tangible book value per share of $3.11 to existing shareholders and an immediate dilution of $7.55 per share to new investors. The following table sets forth this per share dilution:

Assumed initial public offering price per share...................       $13.00
  Pro forma net tangible book value per share as of March 31,
   1996........................................................... $2.34
  Increase per share attributable to new investors................  3.11
                                                                   -----
Pro forma net tangible book value per share after the Offering....         5.45
                                                                         ------
Dilution per share to new investors...............................       $ 7.55
                                                                         ======

  The following table summarizes, on a pro forma basis as of March 31, 1996, the differences between existing shareholders and new investors with respect to the total number of shares of Common Stock and Preferred Stock (all of which Preferred Stock will be converted into Common Stock upon the closing of the Offering) purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 3,000,000 shares of Common Stock at an initial public offering price of $13.00 share).

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing shareholders....... 6,269,038   67.6% $27,558,143   41.4%    $ 4.40
New investors............... 3,000,000   32.4   39,000,000   58.6      13.00
                             ---------  -----  -----------  -----
  Total..................... 9,269,038  100.0% $66,558,143  100.0%
                             =========  =====  ===========  =====

  The above calculations do not give effect to the exercise of (i) outstanding options to purchase 970,103 shares of Common Stock at a weighted average exercise price of $3.46 per share outstanding on May 1, 1996, (ii) options to purchase 105,000 shares of Common Stock at the initial public offering price which will be granted upon closing of the Offering, (iii) options to purchase up to an additional 997,890 shares of Common Stock available for issuance under the Company's stock option plans, and (iv) outstanding warrants to purchase 459,359 shares of Common Stock at a weighted average exercise price of $4.73 per share issued in connection with certain financing transactions. To the extent that these options and warrants become exercisable and are exercised, there will be further dilution to new investors. See "Description of Capital Stock."

                                CAPITALIZATION

  The following table sets forth (i) the pro forma capitalization of the Company at March 31, 1996, giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock, and (ii) such pro forma capitalization as adjusted to give effect to the issuance and sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom.

                                                             MARCH 31, 1996
                                                          ---------------------
                                                                    PRO FORMA,
                                                          PRO FORMA AS ADJUSTED
                                                          --------- -----------
                                                             (IN THOUSANDS)
Long-term debt and capital lease obligations, less
 current portion.........................................  $ 1,259    $ 1,259
                                                           -------    -------
Shareholders' equity:
  Undesignated preferred stock, $.01 par value, 5,000,000
   shares authorized; none issued and outstanding........      --         --
  Common Stock, $.01 par value, 20,000,000 shares
   authorized; 6,269,038 shares issued and outstanding,
   pro forma; 9,269,038 shares issued and outstanding,
   pro forma as adjusted (1).............................       63         93
  Additional paid-in capital.............................   27,141     62,981
  Deficit accumulated during the development stage.......  (11,521)   (11,521)
  Deferred compensation..................................     (865)      (865)
                                                           -------    -------
    Total shareholders' equity...........................   14,818     50,688
                                                           -------    -------
    Total capitalization.................................  $16,077    $51,947
                                                           =======    =======

- --------
(1) Excludes 970,103 shares of Common Stock issuable upon exercise of options outstanding on May 1, 1996, which had a weighted average exercise price of $3.46 per share. Also excludes 459,359 shares of Common Stock issuable upon exercise of warrants outstanding, which had a weighted average exercise price of $4.73 per share. See "Description of Capital Stock."

                            SELECTED FINANCIAL DATA
                   (in thousands, except per share amounts)

  The following selected financial data of the Company are qualified by reference to and should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and the Notes thereto included elsewhere herein. The statements of operations data for the years ended December 31, 1993, 1994 and 1995, and the balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus and should be read in conjunction with those financial statements and notes thereto. The statements of operations data for the years ended December 31, 1991 and 1992 and the balance sheet data at December 31, 1991, 1992 and 1993 are derived from audited financial statements not included herein. The selected financial data as of and for the three months ended March 31, 1995 and 1996 and for the period from April 3, 1990 (inception) through March 31, 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                                                     THREE
                                                                 MONTHS ENDED     PERIOD FROM
                               YEAR ENDED DECEMBER 31,             MARCH 31,     APRIL 3, 1990
                          -------------------------------------  --------------  (INCEPTION) TO
                          1991   1992   1993    1994     1995    1995    1996    MARCH 31, 1996
                          -----  -----  -----  -------  -------  -----  -------  --------------
STATEMENTS OF OPERATIONS
 DATA:
Operating expenses:
 Research and
  development...........  $ 401  $ 403  $ 442  $ 1,568  $ 2,463  $ 460  $   768     $  6,203
 General and
  administrative........    236    254    237      792    1,417    273      502        3,576
 Clinical and
  regulatory............    --     --     --        52      298     61      123          472
 Manufacturing
  development...........    --     --     --        56      718     49      308        1,082
 Sales and marketing....    --     --     --        54      385     87      189          628
                          -----  -----  -----  -------  -------  -----  -------     --------
  Total operating
   expenses.............    637    657    679    2,522    5,281    930    1,890       11,961
                          -----  -----  -----  -------  -------  -----  -------     --------
 Operating loss.........   (637)  (657)  (679)  (2,522)  (5,281)  (930)  (1,890)     (11,961)
 Interest income
  (expense), net........     15      3     (4)      30      232    (27)     159          440
                          -----  -----  -----  -------  -------  -----  -------     --------
  Net loss..............  $(622) $(654) $(683) $(2,492) $(5,049) $(957) $(1,731)    $(11,521)
                          =====  =====  =====  =======  =======  =====  =======     ========
 Pro forma net loss per
  share(1)..............                                $  (.72)        $  (.20)
                                                        =======         =======
 Pro forma weighted
  average shares
  outstanding(1)........                                  6,987           8,637
                                                        =======         =======

                                      DECEMBER 31,                      MARCH 31,
                         ------------------------------------------  -----------------
                          1991    1992     1993     1994     1995     1995      1996
                         ------  -------  -------  -------  -------  -------  --------
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $  398  $   401  $    77  $   502  $15,764  $ 2,331  $ 14,561
 Working capital
  (deficit).............    370      396     (116)     215   15,337     (889)   14,197
 Total assets...........    482      558      195    1,247   17,376    3,222    16,545
 Long-term debt and
  capital lease
  obligations, less
  current portion.......     28       49       24      499      447      484     1,259
 Redeemable convertible
  preferred stock(2)....  1,320    2,010    2,185    5,132      --     5,132       --
 Deficit accumulated
  during the development
  stage.................   (913)  (1,567)  (2,250)  (4,742)  (9,791)  (5,699)  (11,521)
 Total shareholders'
  equity
  (deficiency)(2).......   (909)  (1,563)  (2,246)  (4,738)  16,405     (569)   14,818

- --------
(1) Computed on the basis described in Note 2 of Notes to Financial
    Statements.
(2) The Company has not declared or paid any dividend for any of the periods presented. See "Dividend Policy."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus. See "Risk Factors."

GENERAL

  Integ, a development stage company incorporated on April 3, 1990, is engaged in the development of the Lifeguide System, a painless and bloodless hand-held glucose monitoring product for use by people with diabetes. Utilizing the Company's proprietary ISF sampling technology, the Lifeguide System will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain of lancing their fingers to obtain a blood sample.

  From inception through March 31, 1996, the Company has incurred losses totaling $11,521,395, consisting of $6,203,455 of research and development expenses, $3,575,589 of general and administrative expenses and $1,742,351 of other expenses net of interest income. The Company's activities have consisted primarily of research and product development, product design, fund raising and determination of the manufacturing processes and marketing strategies needed for the introduction of the Lifeguide System planned for the first half of 1998. The Company has generated no revenue and has sustained significant operating losses each year since inception. The Company expects such losses to continue through 1999 and to increase at least through the end of 1998.

RESULTS OF OPERATIONS

 COMPARISON OF THREE MONTHS ENDED MARCH 31, 1996 AND 1995

  General. Net losses increased to $1,730,870 during the three months ended March 31, 1996 from $957,277 during the same period in 1995. The Company expects net losses to continue to escalate during the remainder of 1996 and during 1997 and 1998 because of anticipated spending increases necessary to complete the design of the Company's product, expenses resulting from manufacturing development and clinical testing, marketing and advertising expenses related to market introduction, and expenses required to establish and maintain the Company's sales force.

  Research and development expenses. Research and development expenses increased to $768,488 during the three months ended March 31, 1996 from $460,185 during the same period in 1995. The increase in research and development expenses was due primarily to increases in compensation, benefit and employee recruiting costs and, to a lesser extent, increases in consulting expenses, patent legal fees and the cost of prototype materials purchased.

  General and administrative expenses. General and administrative expenses increased to $501,963 during the three months ended March 31, 1996 from $272,780 during the same period in 1995. The increase in general and administrative expenses was due to increases in compensation, facility costs and depreciation of furniture and equipment.

  Clinical and regulatory expenses. Clinical and regulatory expenses increased to $122,856 during the three months ended March 31, 1996 from $61,104 during the same period in 1995. The increase was due primarily to increases in compensation and benefit costs and consulting expenses incurred to plan the clinical testing necessary to obtain the required regulatory approvals for the Lifeguide System.

  Manufacturing development expenses. Manufacturing development expenses increased to $307,885 during the three months ended March 31, 1996 from $48,877 during the same period in 1995. The increase was due primarily to increases in pre-manufacturing expenses, consisting of compensation and recruiting costs and consulting expenses incurred to plan and design the Company's automated manufacturing processes. These manufacturing related costs will be allocated to inventory and cost of goods sold once production of the Lifeguide System commences.

  Sales and marketing expenses. Sales and marketing expenses increased to $189,321 during the three months ended March 31, 1996 from $87,154 during the same period in 1995. The increase was due primarily to compensation and recruiting costs, product design costs and expenses related to building a sales and marketing organization.

  Interest income. Interest income increased to $181,849 during the three months ended March 31, 1996 from $27,062 during the same period in 1995. The increase was due primarily to the investment in government securities of proceeds received from the sale of a series of the Company's Preferred Stock in June 1995. See Note 4 of Notes to Financial Statements.

 COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

  General. Net losses increased to $5,048,730 during 1995 from $2,492,220 during 1994 and $682,725 during 1993.

  Research and development expenses. Research and development expenses increased to $2,462,868 during 1995 from $1,568,220 during 1994 and $441,964 during 1993. The increases in research and development expenses were due primarily to increases in compensation, benefit and employee recruiting costs and, to a lesser extent, from increases in consulting expenses, patent legal fees and the cost of prototype materials purchased.

  General and administrative expenses. General and administrative expenses increased to $1,417,365 during 1995 from $792,017 during 1994 and $237,177 during 1993. The increases in general and administrative expenses were due to increases in compensation, facility costs and depreciation of furniture and equipment.

  Clinical and regulatory expenses. Clinical and regulatory expenses increased to $297,580 during 1995 from $52,083 during 1994. No clinical and regulatory expenses were recorded in 1993. The increases were due primarily to increases in compensation and benefit costs and consulting expenses incurred to plan the clinical testing necessary to obtain the required regulatory approvals.

  Manufacturing development expenses. Manufacturing development expenses increased to $718,316 during 1995 from $55,430 during 1994. No manufacturing development expenses were recorded in 1993. The increases were due primarily to increases in pre-manufacturing expenses, consisting of compensation and recruiting costs and consulting expenses incurred to plan and design the Company's automated manufacturing processes.

  Sales and marketing expenses. Sales and marketing expenses increased to $384,722 during 1995 from $54,409 during 1994. No sales and marketing expenses were recorded in 1993. The increases were due primarily to compensation and recruiting costs, product design costs and expenses related to building a sales and marketing organization.

  Interest income. Interest income increased to $580,840 during 1995 from $45,112 during 1994 and $4,244 during 1993. The increases were due primarily to the investment in government securities of the proceeds from the sale of the Company's Preferred Stock. See Note 4 of Notes to Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's operations since inception have been funded by net proceeds from the sale of Preferred Stock totaling $25,689,732. As of March 31, 1996, the Company had cash and cash equivalents of $14,561,032 and working capital of $14,196,596.

  On March 27, 1996, the Company executed an equipment loan agreement with a venture leasing company which provides for borrowings of up to $5,000,000 under a line of credit. The lender has committed to a total line of $12,500,000 by July 31, 1996 to finance the purchase of furniture and equipment, including automated manufacturing equipment and tooling. The line of credit expires December 31, 1998, and approximately $930,000 was borrowed under the line on March 29, 1996. In consideration of the line of credit, the Company has agreed to issue warrants for the purchase of Common Stock equal to 8.8% of the dollar value of the borrowings outstanding under such agreement, as borrowed, or for any unfunded portion of this commitment, if any exists at December 31, 1998. Each warrant is exercisable initially at $6.00 per share, or subsequently at 80% of the purchase price per share of a subsequent financing if such occurs prior to a subsequent funding.

  Management expects that the Company's existing cash balance and borrowings available under the loan agreement discussed above, along with the anticipated net proceeds of the Offering, will be sufficient to fund the operations of the Company through at least the next 24 months. The Company's future liquidity and capital requirements will depend on numerous factors including the extent to which the Company's Lifeguide System gains market acceptance, the timing of regulatory actions regarding the Lifeguide System, the costs and timing of expansion of sales, marketing and manufacturing activities, results of clinical trials and competition. There can be no assurance that the Company will not be required to raise additional capital during the next 24 months or thereafter or that such capital will be available on acceptable terms, or at all. See "Risk Factors--Future Capital Requirements; No Assurance Future Capital Will Be Available."

                                   BUSINESS

  The Company is engaged in the development of the Lifeguide System, a painless and bloodless glucose monitoring product for use by people with diabetes. The Company believes the proposed Lifeguide System will be the first hand-held glucose monitor that allows people with diabetes to frequently self-monitor their glucose levels without repeatedly lancing their fingers to obtain a blood sample. The Lifeguide System utilizes the Company's proprietary ISF sampling technology. The Company believes that its system will represent a significant technological advance in glucose monitoring that will enable people with diabetes to manage their disease more effectively and conveniently.

INDUSTRY OVERVIEW

 DIABETES

  It is estimated that there are as many as 100 million people with diabetes worldwide. In the United States, diabetes is a leading cause of blindness, kidney failure, amputation and heart failure, and is the fourth leading cause of death by disease. Diabetes is a chronic disease affecting overall health which can lead to severe complications and requires active disease management on a daily basis. Nearly 16 million people in the United States have diabetes, and more than 625,000 new cases of diabetes are diagnosed each year. According to the American Diabetes Association, the total estimated cost of diabetes in the United States exceeds $90 billion per year.

  Diabetes is a disease characterized by the body's inability to maintain the proper amount of circulating glucose. Glucose is derived from the carbohydrates in food and circulates through the bloodstream to the cells of the body, where it is converted into energy. The concentration of circulating glucose must be maintained within a relatively narrow range to maintain normal health. Insulin, a hormone secreted by the pancreas, is the primary regulatory mechanism by which the body reduces glucose levels. Diabetes is caused by a reduction in the number of insulin producing cells, defects in those cells, a resistance to circulating insulin or various combinations of these factors. Due to the reduced ability to control circulating glucose levels, people with diabetes are subject to significant complications affecting their overall health and life expectancy. High glucose levels result in fatigue, slow healing and low resistance to infection and, over time, can lead to retinopathy (eye disease), nephropathy (kidney disease), neuropathy (nerve disease), cardiovascular complications (heart and blood vessel disease) and podiatric (foot) complications. Low glucose levels can result in faintness, weakness and, in severe cases, unconsciousness and death.

  The American Diabetes Association estimates that Type I (insulin-dependent or juvenile onset) diabetes, a form of the disease requiring daily insulin treatments, comprises approximately 5-10% of diagnosed diabetes cases in the United States. The other 90-95% of diagnosed diabetes cases in the United States are comprised of Type II (non-insulin-dependent or adult onset) diabetes. Type II diabetes is usually managed by oral drug therapy, diet and exercise but requires treatment with insulin in approximately 35% of all cases of this type.

 GLUCOSE MONITORING

  The use of personal glucose monitors is a key factor in the management of diabetes. Glucose levels are dynamic and vary throughout the day depending upon food intake, insulin availability, exercise, stress and illness. People with diabetes attempt to maintain their glucose levels within an acceptable range through the use of insulin injections, oral hypoglycemic (glucose reducing) agents, diet, exercise or a combination of these activities. People with diabetes test their glucose levels at multiple times during the day, including before eating or when their glucose levels are suspected to be rising or falling faster than desired.

  The Company believes that sales of personal blood glucose monitoring products have increased significantly in recent years due to technological innovations, the development of retail distribution channels and increasing awareness of the benefits of frequent glucose monitoring. Historically, consumers have selected devices that offer the greatest ease of use while providing fast and accurate blood glucose measurements, and technological innovators have tended to capture significant market share rapidly. According to Medical Data International, sales of personal blood glucose monitoring products in the United States have increased from approximately

$450 million in 1991 to an estimated $730 million in 1995. The Company estimates that the worldwide market for personal glucose monitoring products was over $1.5 billion in 1995.

  Due to the release in 1993 of the results of the landmark Diabetes Control and Complications Trial (the "DCCT"), people with diabetes are becoming increasingly aware of the need for more intensive glucose monitoring. The purpose of the trial, which studied more than 1,400 people with Type I diabetes over a nine-year period, was to determine whether tighter control over glucose levels would prevent the onset or slow the progression of the serious complications that often accompany diabetes. Participants in the DCCT were randomly assigned to either intensive or conventional therapy groups. Conventional therapy consisted of testing glucose levels once or twice a day with one or two daily insulin injections. Intensive therapy involved testing glucose levels at least four times a day with at least three insulin injections and appropriate modifications to diet and exercise and insulin doses in accordance with the measured glucose levels. The DCCT demonstrated that more intensive treatment of Type I diabetes can reduce the risk of developing various diabetes-related complications by approximately 60%.

  The DCCT panel has recommended that people with Type I diabetes follow an intensive therapy program, including testing their glucose levels at least four times a day. Many experts on diabetes also believe that people with Type II diabetes, who do not typically check their glucose levels at regular intervals, would also benefit from regular monitoring. Currently, however, the majority of people with diabetes who use insulin monitor their glucose levels less than once per day.

EXISTING PERSONAL BLOOD GLUCOSE MONITORING SYSTEMS AND ALTERNATIVE
TECHNOLOGIES

  Commercially available glucose monitoring systems involve obtaining a patient's blood sample in order to measure glucose. The primary drawbacks to this approach are the pain associated with lancing a fingertip to produce the sample and the mess and inconvenience of handling blood. In conventional glucose monitoring systems, blood samples are taken from the fingertips because of the high concentration of capillaries at that site and because the blood produced at the fingertip can most easily be applied directly to the test strips used in such devices. Since nerve endings are concentrated in the fingertips, however, this sampling process results in a significant degree of pain. The level of patient discomfort is compounded because the fingertips offer a limited surface area from which to obtain a blood sample, requiring the patient to repeatedly sample from the same site. In addition, many people with diabetes are uncomfortable with routinely testing glucose levels in the presence of others because of the negative perceptions associated with visible blood.

  Most currently available personal blood glucose monitoring systems employ a disposable test strip in conjunction with a battery-powered, hand-held meter. These systems usually require the user to (1) assemble the finger-lancing device, (2) determine the calibration code from the test strip package and adjust the meter as required to be properly calibrated to the test strip being used, (3) insert the test strip into the meter, (4) lance the finger and wait for a drop of blood to form on the fingertip, and (5) apply the blood sample to the test strip and wait for the meter to display the results. The retail prices of these systems range from approximately $30 to $130 per meter and from approximately $0.47 to $0.82 per test strip, although, due to rebates and trade-ins, test meters are often offered to people with diabetes at substantially reduced prices in expectation of recurring purchases of test strips.

  The goal of most recent glucose monitoring research has been to develop an accurate system to monitor glucose without the pain of a finger lance or the need to handle blood. The Company believes that most of the current research and development in this area involves either non-invasive near-infrared spectroscopic or reverse iontophoretic technologies. Non-invasive near-infrared spectroscopic technology generally attempts to estimate glucose levels by measuring light absorption when an infrared light signal is transmitted through or reflected off of a body part. Due to several technical demands, this approach requires the use of the near-infrared waveband region for measurement of glucose levels. However, this waveband region is only weakly absorbed by glucose, resulting in low signal to noise ratios that make signal detection difficult. In addition, passage of the near-infrared light through a structurally complicated medium (such as a fingertip) produces complex data requiring highly sophisticated algorithms for interpretation. Development of these algorithms has proven to be a major technical challenge to the development of non-invasive near-infrared spectroscopic technologies.

  Reverse iontophoretic technology uses electrical current to draw glucose molecules out of the skin for measurement. However, this technology has inherent difficulties relating to the non-physiologic nature of the sample obtained. This sample has a concentration of glucose much lower than that found in the body, making the accurate and precise analysis of the sample difficult. In addition, a reverse iontophoretic device may be required to be worn continuously (creating the need for frequent calibration), may cause skin irritation due to the long-term effects of electrical current passage through the skin and, because of the long sampling times involved, may lead to results that are not clinically useful. No glucose monitor using either non-invasive near-infrared spectroscopic or reverse iontophoretic technologies or any other non-invasive glucose monitoring technology has ever been commercialized.

  The Company believes that the pain and inconvenience associated with conventional "finger-stick" blood glucose monitoring systems is the primary reason that most people with diabetes fail to comply with the recommendations of the DCCT panel. To date, however, completely non-invasive technologies have failed to provide a practical alternative to commercially available blood glucose monitoring systems.

THE INTEG SOLUTION

  The Company is developing the Lifeguide System, utilizing the Company's proprietary ISF sampling technology, to allow people with diabetes to easily and accurately measure their glucose levels without the pain of a finger lance or the need to handle blood. The Lifeguide System captures an extremely small physiological (as it exists in the body) sample of ISF in a painless and bloodless manner and then measures the glucose level in that sample in a compact, easy-to-use device. The proposed Lifeguide System will be comprised of the Lifeguide Monitor, a hand-held, battery-powered monitor, and the Lifeguide Key, a single-use, disposable sample collection device.

 THE INTEG TECHNOLOGY

  The Company's proposed Lifeguide System is based on Company research indicating that ISF glucose levels correlate closely with blood glucose levels. ISF is an extracellular fluid that is prevalent throughout the body and the skin. ISF is the means through which proteins and chemicals, including glucose, pass between capillaries and cells. Since the Lifeguide System's approach obtains a sample from the outermost layers of the skin almost anywhere on the body, it will avoid the areas of high nerve density and capillaries found in the deeper layers of the skin, thus eliminating the pain and blood associated with conventional "finger-stick" sampling approaches.

  The Company's proprietary method for ISF sampling involves a simple procedure that draws an ISF sample from the outermost layers of the skin and captures that sample for measurement. The ISF sample (approximately 1/100th of a drop) is analyzed for glucose levels by the Lifeguide Monitor utilizing a signal from the far-infrared waveband region. The proposed Lifeguide System will utilize well-established spectroscopic techniques which the Company is developing into a compact, hand-held, battery-operated configuration. The proposed Lifeguide Monitor will contain an infrared source set opposite to an infrared detector, with the sample window on the Lifeguide Key inserted between the two. When the infrared energy generated by the source passes through the sample window, glucose in the ISF sample absorbs part of the energy in a manner that is detected, measured and displayed by the Lifeguide Monitor.

  The Company believes that its approach has significant technological advantages over non-invasive near-infrared spectroscopic and reverse iontophoretic technologies. Because the Lifeguide System obtains a physiologic sample of ISF for testing, the accurate and precise analysis of glucose in the sample is a straight-forward process. In addition, because the Lifeguide System removes the ISF from the body for testing, the sample can be accurately analyzed using well established spectroscopic techniques in the far-infrared waveband region, the region which produces the strongest signal for measuring glucose. In infrared spectroscopy, infrared light energy is transmitted through (or reflected off) a sample containing an analyte (such as glucose), and the resulting signal is then measured. Because many analytes have recognizable infrared energy absorption characteristics, measurement of the resulting signal indicates the amount of the analyte present in the sample. Each analyte has one waveband region in the infrared spectrum which it absorbs most strongly. For glucose, the far-infrared waveband region is the primary absorbing region, and therefore gives the strongest signal for measurement. Non-invasive near-infrared spectroscopy technology cannot use this far-infrared waveband because this waveband is also strongly absorbed by the water prevalent in body tissue.

 POTENTIAL ADVANTAGES OF THE LIFEGUIDE SYSTEM

  The Company believes the Lifeguide System will offer significant advantages over commercially available personal blood glucose monitoring systems and alternative non-invasive technologies under development, including the following:

  . Painless Procedure--The Lifeguide System is designed to allow for the accurate measurement of glucose levels without the pain of a finger lance. Unlike most commercially available glucose monitoring systems which involve penetrating the deeper layers of the skin to obtain a blood sample, the Lifeguide System's proprietary sampling method draws from only the outermost layers of the skin and avoids the areas of high nerve density. This sampling technology eliminates the pain associated with conventional "finger-stick" sampling approaches.

  . Bloodless Approach--The Lifeguide System is designed to allow for the accurate measurement of glucose levels without drawing blood. This bloodless approach eliminates the mess and inconvenience of handling a blood sample and the negative perceptions associated with visible blood. The elimination of the need for a blood sample will allow people with diabetes to use the proposed Lifeguide System discretely in any environment.

  . Sampling Flexibility--The Lifeguide System is designed to be used on skin almost anywhere on the body, not merely areas (such as the fingertips) where blood capillaries and nerve endings are concentrated.

  . Ease of Use--The Company's proposed Lifeguide System will eliminate some of the steps required by commercially available personal blood glucose monitoring systems. With most current systems, after lancing the finger, a drop of blood must be directed to a small target zone on a thin, difficult to handle strip. The Company has designed the Lifeguide Key to be easily handled and inserted into the Lifeguide Monitor. The sampling procedure of the proposed Lifeguide System has been reduced to simply holding the device against an area of exposed skin until an adequate sample has been obtained (5 to 30 seconds) and waiting briefly for a displayed result.

  . Cost Competitive--Unlike some alternative non-invasive technologies under development, it is anticipated that the proposed Lifeguide System will be offered at competitive prices and will not be a significant departure from current consumer buying patterns and reimbursement practices with respect to commercially available personal glucose monitoring meters and disposable test strips.

  Because of these potential advantages, the Company believes that the proposed Lifeguide System may facilitate greater compliance with the recommendations of the DCCT panel.

THE LIFEGUIDE SYSTEM

  The proposed Lifeguide System will be comprised of (i) the Lifeguide Monitor, a hand-held, battery-powered monitor, and (ii) the Lifeguide Key, a single-use, disposable sample collection device.

  [Line drawing of (i) the Lifeguide Monitor with captions for (and arrows pointing to corresponding parts of the Lifeguide Monitor): "LCD Readout" (with readout of 114 mg/dl), "Function Buttons," "Release Button for Lifeguide Key," "Lifeguide Key" and "Port for Lifeguide Key"; and (ii) the Lifeguide Key, with captions for (and arrows pointing to corresponding parts of the Lifeguide Key):
"Sample Window," "Handle" and "Needle."]


  The Lifeguide Monitor will be an integrated, compact, easy-to-use glucose monitoring device similar in size to a hand-held cellular telephone. The Lifeguide Monitor will consist of an infrared source and detector, an easy-to-read LCD display screen, a port for the disposable Lifeguide Key and buttons to access memory and other functional modes. The proposed Lifeguide Monitor will have visual and audible prompts to assist the user through the sampling process. The Lifeguide Monitor will have the ability to indicate when an appropriate sample has been obtained and to self-diagnose any electronic malfunction. In addition, the Lifeguide Monitor will be capable of transferring data to a personal computer for review and analysis by the user's physician.

  The single-use, disposable Lifeguide Key is designed to be easily handled by the user and inserted into the Lifeguide Monitor. The proprietary design of the Lifeguide Key will allow for the painless capture of the required ISF sample and the retention of the sample during the measurement and disposal process. The Lifeguide Key will use a very small needle used to draw a sub-microliter sample across a specially designed window through which a sample can be read. The Lifeguide Key will be similar in size to an average house key. Each Lifeguide Key will be packaged in a sterile pouch along with a protective cap that will serve as a means for disposal after use.

  To operate the Lifeguide System, the user will insert the Lifeguide Key into the Lifeguide Monitor and hold the Lifeguide System against the skin until the Lifeguide Monitor indicates the sampling process is complete. The sampling time will vary from 5 to 30 seconds depending on the user and the location of sampling. Shortly LOGO after the sampling process is complete, the Lifeguide System will display the user's glucose level. Because the ISF sample captured by the Lifeguide Key will not come into contact with the Lifeguide Monitor, there will be no need to clean the Lifeguide Monitor after each use. The Company will also offer a control solution that will allow the user to confirm that the Lifeguide System is functioning properly.

RESEARCH AND DEVELOPMENT

  To date, the Company has been engaged primarily in the research, development and testing of the Lifeguide System. Since inception, the Company has incurred approximately $6.2 million in research and development expenses. The Company believes that it is in the final stages of its product development and expects to have final design specifications for its first commercial Lifeguide System by the end of 1996. In 1994, the Company used benchtop prototypes incorporating the functional components of its Lifeguide System and standard laboratory electronics to demonstrate that ISF glucose values correlate closely to blood glucose values obtained with commercially available personal blood glucose monitors. In addition, the Company has recently conducted studies using a benchtop prototype of the Lifeguide System incorporating all of the final components of the Lifeguide System (including battery-powered electronics) to demonstrate the accuracy of the Lifeguide System when testing samples containing known glucose values. The Company expects to complete development of a fully-integrated commercial prototype of the Lifeguide System, including a hand-held, battery-powered Lifeguide Monitor and a single-use, disposable Lifeguide Key, each expected to closely resemble the first commercial version, in the first quarter of 1997.

  The Company's success will be dependent upon its ability to manufacture the Lifeguide System in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining product quality and acceptable cost. The personal glucose monitoring products market is characterized by commercial products which are manufactured in large quantities at very low cost. As a result, the present focus of the Lifeguide Monitor development effort is to integrate the current benchtop components into a hand-held, battery-powered final product that can be reliably and cost-effectively manufactured. The development focus with respect to the Lifeguide Key is on identifying the critical factors and specifications that will ensure that functional, highly reliable samplers can be produced in high volumes at the lowest unit cost. Both the Lifeguide Monitor and the Lifeguide Key are being designed to use materials and components that can be easily produced by suppliers with a minimum of customization. See "--Manufacturing."

CLINICAL TESTING

  The goal of the Company's clinical testing to date has been to demonstrate the correlation between ISF glucose levels and blood glucose levels, and to test the final components of the Lifeguide System in benchtop prototypes for accuracy and precision. To date, testing of the Lifeguide System has been performed on benchtop prototypes solely by Company personnel under controlled circumstances. All ISF samples used in this testing have been obtained utilizing the Company's proprietary sampling method.

  In December 1994, the Company undertook a program of testing people with diabetes under a protocol reviewed and approved by the International Diabetes Center, a diabetes research and treatment center located in Minneapolis, Minnesota. This testing program was designed to evaluate the correlation between the results obtained using (i) benchtop prototypes of the Company's Lifeguide System incorporating the functional components of its Lifeguide System and standard laboratory electronics, (ii) a standard laboratory assay for measuring glucose levels in venous blood and (iii) the leading conventional personal blood glucose monitoring system. The results of this study demonstrated that ISF glucose levels closely correlate to blood glucose levels and that the glucose values obtained with benchtop prototypes of the Lifeguide System closely correlate to those obtained with commercially available blood glucose monitors.

  In early 1996, additional clinical studies were conducted at the Mayo Clinic and the University of Minnesota. Both of these studies used the Lifeguide System to obtain samples of ISF and a standard laboratory assay for measuring glucose levels in venous blood and in ISF. The Mayo Clinic study provides publishable support for the conclusion that there is a strong correlation between the glucose levels in ISF to the glucose levels in blood when the glucose levels are in a relatively steady state. This study compared the ISF and blood glucose values in 66 individuals and yielded a correlation coefficient of 0.96 (on a 0.0 to 1.0 scale, with 1.0 representing a perfect correlation). The University of Minnesota study, which is ongoing, is being conducted to provide publishable support for the conclusion that there is a strong correlation between the glucose levels in ISF and the glucose levels in blood when the glucose levels are in a state of rapid change. To date, this study has compared the ISF and blood glucose values in six individuals with Type I diabetes over a five-hour period of rising and falling glucose values. Cumulative data from these six subjects has also yielded a correlation coefficient of 0.96.

  In 1996, the Company also conducted studies using a benchtop prototype of the Lifeguide System incorporating all of the final components of the Lifeguide System (including battery-powered electronics) to compare the glucose values obtained using the Lifeguide System to the known glucose values in the sample. This testing, performed on over 70 samples, yielded a correlation coefficient of 0.99 (on a 0.0 to 1.0 scale, with 1.0 representing a perfect correlation).

  The Company plans to use commercial prototypes of the Lifeguide System (expected to be available in the first quarter of 1997) to obtain patient-generated clinical data in a three-center, 300 patient trial for use in the Company's application to the FDA for a 510(k) clearance to market the Lifeguide System. The Company presently plans to submit this application to the FDA in the first half of 1997.

  There can be no assurance that the Company will not encounter problems in clinical testing which will cause the Company to delay commercialization of the Lifeguide System, and there can be no assurance that the commercial version of the Lifeguide System will prove to be accurate and reliable on a consistent basis. Even if accurate and reliable, there can be no assurance that such testing will show the Company's product to be safe or cost effective. See "Risk Factors--Limited Clinical Testing Experience; Uncertainty of Obtaining FDA Clearances."

MANUFACTURING

  The Lifeguide System is designed to be economically produced using proven manufacturing methods and equipment. As part of its design strategy, the Company has consulted with component suppliers, automation firms and OEM electronics manufacturers.

  The Company currently plans to utilize an outside manufacturer to assemble the Lifeguide Monitor. This manufacturer will be used to build all prototypes of the Lifeguide Monitor for testing and to develop test methods and equipment for the Company. Most of the components in the Lifeguide Monitor will be standard, off-the-shelf components. In order to control margins, quality and supply, the Lifeguide Key will be assembled by the Company at its facilities from components obtained from outside suppliers. The Lifeguide Key has been designed to minimize the number of required components and to use components that can be purchased from suppliers with experience in high volume, medical product manufacturing. In manufacturing the Lifeguide Key, the Company will use assembly, test and packaging equipment employing well-known processes similar to those used for other high speed assembly applications.

  One component of the Lifeguide Monitor is available from a single source, as is one component of the Lifeguide Key. In the event that the Company is unable to obtain either of these components from their respective suppliers, the Company would be required to make modifications to its existing Lifeguide System and to obtain alternative components from alternative suppliers. Although the Company believes that it can enter into supply agreements with respect to these components, any interruption in the supply of either of these components would have a material adverse effect on the Company's business, financial condition and results of operation.

  The Company expects that its most significant manufacturing challenge will be to quickly increase Lifeguide Key production volumes after the full-scale commercial introduction of the Lifeguide System. To address this challenge, the Company anticipates installing and qualifying an initial manufacturing line prior to installation of any full-scale commercial production lines. After the installation, evaluation and refinement of the initial line are completed, the Company anticipates incrementally adding several full-scale commercial production lines with greatly expanded manufacturing capability.

  The Company presently has no manufacturing contracts or supply agreements and has no manufacturing capability. There can be no assurance that the Company will be able to achieve and maintain product quality and reliability when producing the Lifeguide System in the quantities required for commercial operations or within a period that will permit the Company to introduce its products in a timely fashion, nor that the Company will be able to assemble and manufacture its products at an acceptable cost. See "Risk Factors--Lack of Manufacturing Capability; Dependence on Contract Manufacturers and Suppliers."

SALES AND MARKETING

  The Company intends to direct its sales and marketing efforts at people with diabetes who use insulin to control their glucose levels, because they tend to monitor their blood glucose more frequently. The Company believes that insulin users are more likely to be better educated concerning their condition, are more motivated to comply with proper disease management and are most likely to recognize the potential benefits of the Lifeguide System. The Company will seek to gain product acceptance by implementing a strategy that both promotes the Company's products directly to people with diabetes and educates healthcare professionals, managed care decision makers and insurers as to the potential advantages of the Lifeguide System in facilitating compliance with the recommendations of the DCCT panel. As part of its education and awareness strategy, the Company will focus on developing peer reviewed journal articles authored by leading experts in diabetes, sponsoring publication of papers based on research covering performance and utility benefits of the Lifeguide System and conducting regional seminars.

  Initially, the Company intends to use various direct marketing methods to promote its Lifeguide System to people with diabetes, including direct mail, advertisements in healthcare media and internet and on-line computer services. In addition, the Company expects to utilize other emerging distribution channels, including those supporting managed care organizations, on-line and video merchandising services and direct distribution firms. The Company will sell the Lifeguide System directly to consumers through a toll-free number and will support these sales with a customer service organization. As the Company's customer base grows, the Company expects to utilize traditional retail distribution channels, including chain and independent drug stores and other retail outlets. The Company expects eventually to market and distribute its products outside the United States through third party distribution channels.

  The Company intends to introduce the Lifeguide System in the United States in two phases: (1) a limited introduction phase, expected to commence in early 1998, subsequent to obtaining 510(k) clearance from the FDA; and (2) a full commercial introduction phase, expected to commence several months thereafter. During the limited introduction phase, the Company expects to use an experienced direct sales force to introduce the Lifeguide System to key opinion leaders in the treatment of diabetes for use in their practices on a selected number of people with diabetes. In addition, during this phase the Company expects to market to selected managed care organizations in anticipation of full availability of product for contracted utilization. The primary purposes of the limited introduction phase are to allow the Company to build manufacturing capability in a controlled fashion prior to full product commercialization and to ensure that the Company's infrastructure will support full commercial introduction.

  During the full commercial introduction phase, the Company plans to utilize a three-pronged strategy employing a highly trained and focused direct sales force. One specialized sales group will concentrate on promotion of the Company's products to managed care decision makers and insurers. A second specialized sales group will target the retail distribution channel. A third group will promote the Company's products to healthcare professionals and organizations that influence patient choices.

  The Company has no experience in marketing the Lifeguide System and has not yet entered into any marketing or distribution arrangements for the Lifeguide System. There can be no assurance that the Company will be able to build a suitable sales force or enter into satisfactory marketing arrangements with third parties when commercial potential develops, or that its sales and marketing efforts will be successful. See "Risk Factors--Lack of Commercial Sales or Marketing Experience."

PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in part on its ability to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The Company pursues a policy of seeking patent protection for each of the areas of invention embodied in the Lifeguide System. The Company has filed four patent applications in the United States directed towards various aspects of the technology underlying the Lifeguide System and has received notice of allowance from the United States Patent and Trademark Office (stating that the application has been examined and is allowed for issuance as a patent and requiring payment of a fee within a specified period) of one of these applications relating to the method of drawing an ISF sample from the outer layers of the skin for subsequent glucose analysis. The Company has also filed one corresponding PCT foreign patent application to seek similar patent protection outside the United States.

  The Company has implemented a strategy of pursuing patent applications to provide both design freedom and protection from competitors. This strategy includes evaluating and seeking patent protection both for inventions most likely to be used in the Company's Lifeguide System and for related inventions likely to be used by others as competing alternatives.

  The Company also relies upon trade secrets and proprietary know-how in its manufacturing processes. The Company requires each of its employees, consultants, advisors and certain of its vendors to execute a confidentiality agreement upon the commencement of their relationship with the Company.

  No assurance can be given that any patents will be issued, that the scope of any patent protection granted to the Company will exclude competitors or that any of the Company's patents will be held valid or enforceable if subsequently challenged. Patenting medical devices involves complex legal and factual questions, and there is no consistent policy regarding the breadth of claims which issue pertaining to such technologies. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire technologies substantially equivalent to those of the Company. In addition, even if the patents the Company has applied for are ultimately issued, others may hold or receive patents that contain claims covering the products proposed to be sold by the Company and which may delay or prevent the sale of the Lifeguide System or require licenses resulting in the payment of fees or royalties by the Company in order for the Company to carry on its business. There can be no assurance that needed or potentially useful licenses will be available in the future on acceptable terms or at all.

  There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation could result in substantial costs to and a diversion of effort by the Company, but may be necessary to enforce any patents issued to the Company, protect trade secrets or know-how owned by the Company, defend the Company against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. The Company is not currently a party to any patent or other litigation. The Company routinely monitors patent issuances by others in its industry, and as a result recently became aware of a patent that may relate to a feature of the Lifeguide System. The Company engaged outside patent counsel to review the patent, and such counsel rendered its opinion to the Company that the patent is not infringed by the Company's technology. In addition, such counsel advised the Company that if the patent was challenged, those claims which the Company believes may apply to the Lifeguide System would be likely to be held invalid based on the existence of prior art not cited by the patent examiner. There can be no assurance, however, that the holder of the patent will not pursue litigation which could be costly to the Company. An adverse determination in any litigation, including any litigation commenced by the holder of the patent referred to above, could subject the Company to significant liabilities to third parties, require the Company to seek licenses from or pay royalties to third parties or prevent the Company from manufacturing, selling or using its proposed products, any of which could have a material adverse effect on the Company's business and prospects. See "--Legal Proceedings" and "Risk Factors--Dependence on Patents and Proprietary Technology."

THIRD PARTY REIMBURSEMENT

  Private insurance companies, self-insured employers, health maintenance organizations and governmental payors under Medicare and Medicaid programs are a source of reimbursement to users of blood glucose monitoring systems and related products, but there is no uniform policy on reimbursement among third-party payors. Sales of the Company's proposed products in certain markets will be dependent in part on availability of adequate reimbursement from these third-party payors. Although the Company believes that current reimbursement levels are adequate to support the introduction of the Lifeguide System, third-party payors are increasingly challenging the pricing of medical products and services. There can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve market acceptance of the Lifeguide System or maintain price levels sufficient to realize an appropriate return on its investment in the development or manufacture of the Lifeguide System. Without adequate support from third-party payors, the market for the Company's products may be limited.

  The Medicare program reimburses people with diabetes for one meter and for a one month's supply of test strips at a time as approved by their physicians. In 1996, the Health Care Financing Administration ("HCFA"), which sets rates for the Medicare program, set a payment limit of $61.99 for personal blood glucose monitors and set the maximum reimbursement rates for a box of 50 test strips at between $33.75 to $39.70, depending on the state in which the reimbursement is sought. The Office of the Inspector General of the United States Department of Health and Human Services (the "OIG") is currently conducting a survey to determine more economical methods of providing blood glucose test strips to Medicare beneficiaries. These payment limits and initiatives may lead to increased pricing pressures among manufacturers of existing blood glucose meters and test strips. The Company's business, financial condition and results of operations could be adversely affected by the continuing efforts of governmental and private payors to reduce the costs of healthcare by lowering reimbursement rates.

  As a provider of products that are reimbursed by Medicare, Medicaid and other third-party payors, the Company will be subject to the anti-kickback provisions of the Medicare and Medicaid fraud and abuse laws and similar state laws. These laws prohibit the exchange of remuneration for referrals of services or products reimbursed by Medicare and Medicaid or other third-party payors. Violations of these prohibitions may result in civil and criminal penalties and exclusion from the Medicare and Medicaid programs. The Company intends to comply with the federal anti-kickback statute and related safe harbor regulations regarding discount disclosures. See "Risk Factors-- Uncertainty of Third Party Reimbursement."

COMPETITION

  The Company believes that its success will depend primarily upon its ability to create and deliver a painless and bloodless glucose monitoring system on a timely basis and at a competitive price, effectively create market awareness and acceptance of its products and maintain the proprietary nature of its technologies and processes. The glucose monitoring industry is characterized by intense competition and is currently dominated by several companies with established products and distribution channels. There are currently four significant competitors in the worldwide blood glucose monitoring market:
LifeScan, Inc., a subsidiary of Johnson & Johnson, Inc.; Boehringer Mannheim Corporation, a subsidiary of Boehringer Mannheim GmbH; Bayer Diagnostics, a division of Bayer AG; and Medisense, Inc. (which has agreed to be purchased by Abbott Laboratories).

  Companies in the glucose monitoring market compete on the basis of innovative technology, ease of use, price, product reliability and acceptance by consumers and healthcare professionals. Price competition for the placement of monitors in the glucose monitoring market is intense and involves marketing tactics such as rebates, trade-in offers and volume purchase incentive programs. This price competition could result in reductions of the prices of the Company's Lifeguide Monitor and the use of purchase incentive programs that could adversely affect the Company's revenues and profitability.

  A number of entities are conducting research on possible non-invasive methods of determining glucose levels. Data regarding the precise progress of these companies with respect to these alternative technologies has not generally been made public.

  There can be no assurance that the Company's competitors and potential competitors will not succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed Lifeguide System or that would render the Company's technology and proposed products obsolete or noncompetitive. Most of the Company's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than the Company. In addition, most of the Company's competitors and potential competitors have substantially greater experience than the Company in research and new product development, obtaining regulatory approvals and manufacturing and marketing medical devices. See "Risk Factors-- Highly Competitive Markets; Risk of Technological Obsolescence" and "Business--Existing Personal Blood Glucose Monitoring Systems and Alternative Technologies."

GOVERNMENT REGULATION

  Government regulation in the United States and other countries is a significant factor in the Company's business. The Company's products will be regulated by the FDA under a number of statutes including the Federal Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and the Safe Medical Devices Act of 1990 (the "SMDA"). Manufacturers of medical devices must comply with applicable provisions of the FDC Act and the SMDA and certain associated regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices and the reporting of certain information regarding their safety. Both the FDC Act and the SMDA require certain clearances from the FDA before medical devices, such as the Company's proposed Lifeguide System, can be marketed.

  FDA permission to distribute a new device can be obtained in one of two ways. If a new or significantly modified device is "substantially equivalent" to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) premarket notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not significantly affect safety or effectiveness may be made without an additional 510(k) notification. The Company believes the Lifeguide System will be eligible for 510(k) clearance with the predicate device being a commercially available personal blood glucose monitoring instrument.

  A second, more comprehensive approval process applies to a new device that is not substantially equivalent to an existing product. First, the applicant must conduct clinical trials in compliance with testing protocols approved by an institutional review board for the participating research institution. Second, a Premarket Approval application ("PMA") must be submitted to the FDA that describes the results of the clinical trials, the device and its components, the methods, facilities and controls used for its manufacture, proposed labeling and the demonstration that the product is safe and effective. Finally, the manufacturing site for the product subject to the PMA must pass an FDA preapproval inspection. The Company does not believe that its planned products will require PMA approval, although there can be no assurance that such an approval will not be required. If required, obtaining a PMA approval will result in significant delays in and could prevent the introduction of the Company's products.

  In connection with either a 510(k) notification or a PMA, clinical testing of a "significant risk" device requires the submission to the FDA of an investigational device exemption ("IDE") application. An IDE application is not required for a "nonsignificant risk" ("NSR") device. The Company believes that the proposed Lifeguide System is an NSR device and therefore does not require an IDE application. However, in the event that the FDA should require the Company to submit an IDE application, the Company may be required to repeat all or part of the clinical testing conducted prior to obtaining an IDE, which may delay approval of the Lifeguide System.

  The FDC Act will regulate the Company's development, quality control and manufacturing procedures by requiring the Company to demonstrate compliance with current Good Manufacturing Practices. The FDA monitors compliance with these requirements by requiring manufacturers to register with the FDA, which subjects them to periodic FDA inspections of their manufacturing facilities. In order to ensure compliance with these requirements, the Company will be required to expend time, resources and effort in the areas of production and quality control. If violations of the applicable regulations are noted during FDA inspections, the continued marketing of any products manufactured by the Company may be adversely affected.

  The Company also plans eventually to market the Lifeguide System in several foreign markets. No regulatory approvals have yet been obtained in any such countries and there is no assurance that any will be issued. Requirements pertaining to the Lifeguide System will vary widely from country to country, and involve anything from simple product registrations to detailed submissions similar to those required by the FDA. See "Risk Factors-- Limited Clinical Testing Experience; Uncertainty of Obtaining FDA Clearances" and "--Government Regulation; Need for Additional Government Clearances."

EMPLOYEES

  As of May 17, 1996, the Company had a total of 52 full-time employees. The Company also had consulting or other contract arrangements with 18 persons on a full- or part-time basis. Of this total workforce, 31 persons were engaged in research and development activities, 14 persons in manufacturing development, two persons in sales and marketing, 14 persons in clinical, regulatory and quality functions and 9 persons in support and administrative functions. It is anticipated that the Company will add approximately 25 employees by the end of 1996, primarily in the areas of manufacturing and manufacturing engineering.

FACILITIES

  The Company currently leases approximately 42,000 square feet of space at 2800 Patton Road, St. Paul, Minnesota. The lease expires on September 30, 2000. The Company believes its facilities will be adequate for its needs through the full commercial introduction of the Lifeguide System.

PRODUCT LIABILITY

  The Company currently carries a product liability insurance policy covering the Company's clinical testing with an aggregate limit of $1.0 million. Although the Company expects to obtain product liability insurance coverage in connection with the commercialization of the Lifeguide System, there can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company. See "Risk Factors--Product Liability Risk; Limited Insurance Coverage."

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors, executive officers and key management personnel of the Company are as follows:

NAME                        AGE POSITION
- ----                        --- --------
Frank A. Solomon(3)........  52 President, Chief Executive Officer and Director
Katia P. Breslawec.........  42 Vice President, Regulatory and Quality
Susan L. Critzer...........  40 Vice President, Operations
Robert H. Dodge, Ph.D......  46 Vice President, Research and Development
A. Paul Harding............  47 Vice President, Sales and Marketing
Ronald M. Nelson...........  45 Chief Financial Officer
Mark B. Knudson,
 Ph.D.(1)(3)...............  47 Chairman of the Board of Directors
Frank B. Bennett(1)(2).....  39 Director
Timothy I. Maudlin(1)......  45 Director
Terrance G. McGuire(2).....  40 Director
Robert R. Momsen(3)........  49 Director
Robert S. Nickoloff........  67 Director
Walter L. Sembrowich,
 Ph.D.(3)..................  53 Director

- --------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.
(3) Member of the Nominating Committee of the Board of Directors.

  Frank A. Solomon, one of the founders of the Company, served as a consultant to the Company from July through December 1990, its President and a director since January 1991 and as Chief Executive Officer since December 1991. Mr. Solomon has been involved in the development and marketing of products for the diagnosis and treatment of diabetes for 12 years. From 1976 to 1989, Mr. Solomon held various management positions at Eli Lilly and Company ("Eli Lilly"), including President of Elco Diagnostics, a division of Eli Lilly, General Manager of the Infusion Products division of Cardiac Pacemakers, Inc., a subsidiary of Eli Lilly, Manager in Eli Lilly's medical device merger and acquisition group, and sequentially as National Sales Manager, Director of Marketing and Sales and Director of Corporate Development at Physio-Control Corporation, another subsidiary of Eli Lilly.

  Katia P. Breslawec joined the Company in April 1996 as Vice President, Regulatory and Quality. Before joining the Company, Ms. Breslawec spent nine years with Sanofi Diagnostics Pasteur, Inc., a manufacturer of clinical laboratory instruments, in vitro diagnosis reagents, and biologicals. Most recently, as Director of Regulatory, Ms. Breslawec was responsible for obtaining FDA approvals required for domestic and international product commercialization and for maintaining compliance to international quality standards. Ms. Breslawec was previously Manager of New Product Approvals at INCSTAR Corp.

  Susan L. Critzer joined the Company in January 1995 as Vice President, Operations. Before joining the Company, Ms. Critzer spent six years with American Cyanamid Corporation's Davis and Geck ("D&G") Division. Most recently, she was Director of Engineering for D&G's start-up Endosurgery division, where she was responsible for the commercialization of all new laparoscopic products. From 1986 to 1989, Ms. Critzer was with Becton-Dickinson Corporation where she held management positions in manufacturing engineering and quality control and was involved in the high volume production of intravenous catheters.

  Robert H. Dodge, Ph.D. joined the Company in July 1994 as Vice President, Research and Development, having previously spent 11 years in the Diagnostics Division of Abbott Laboratories ("Abbott"). At Abbott, Dr. Dodge held Research Director positions in the areas of Chemistry, Instrument Systems Engineering and Physician Office and Consumer Diagnostics. His product development experience includes systems for physician's office testing (the Abbott Vision System) and hospital therapeutic drug monitoring (the TDx system).

  A. Paul Harding joined the Company as Vice President, Sales and Marketing in November 1995, having spent the previous 15 years with Bayer Diagnostics, a division of Bayer AG ("Bayer"), a leading manufacturer and marketer of glucose monitoring products. At Bayer, Mr. Harding held various sales and marketing positions, most recently as Vice President, U.S. Marketing and National Accounts, and previously as Director of Marketing, U.S. Diabetes Products.

  Ronald M. Nelson has acted as the Company's Chief Financial Officer on a part-time basis since January 1994. Mr. Nelson is a Certified Public Accountant and was Chief Financial Officer of Mirror Technologies, Inc., a publicly held distributor of peripherals for use with Macintosh products, from 1987 to 1992. Prior to that, Mr. Nelson served as Treasurer and Controller for Arden Medical Systems, Inc. ("Arden"). Prior to joining Arden, Mr. Nelson spent ten years with the public accounting firm of Touche Ross and Company.

  Mark B. Knudson, Ph.D., one of the founders of the Company, served as the President of the Company from its inception in April 1990 through December 1990, and as Chief Executive Officer from its inception through November 1991. Dr. Knudson has also served as Chairman of the Company's Board of Directors since its inception. Since 1993, Dr. Knudson has been the Managing Venture Partner of Medical Innovation Partners II, a Limited Partnership ("MIP II") that serves as the general partner of Medical Innovation Fund II, a Limited Partnership ("MIF II") and, since 1989, has also been a special limited partner of Medical Innovation Partners, a Limited Partnership ("MIP"), the general partner of Medical Innovation Fund, a Limited Partnership ("MIF"). MIF and MIF II are institutionally-funded, medically-focused early stage venture/seed capital partnerships. Dr. Knudson serves as a director of Diametrics Medical, Inc. ("Diametrics"), a manufacturer of point of care blood chemistry testing systems, and Heartstream, Inc. and InControl, Inc., each a company involved in cardiac rhythm management technology.

  Frank B. Bennett has been a director of the Company since 1992. Mr. Bennett is the founder of Artesian Capital Management, Inc. ("Artesian") and Artesian Management, Inc. ("Artesian Management") and has served as the President of each of these entities since their inception. Artesian is the general partner of Artesian Capital Limited Partnership ("Artesian Capital"), and Artesian Management is the general partner of Artesian Capital Limited Partnership II ("Artesian Capital II"), which are seed and start-up venture investment funds.

  Timothy I. Maudlin has been a director of the Company since its inception. Mr. Maudlin is the Managing General Partner of MIP and MIP II. He has been active in the formation, management, financing, and development of seed and start-up medical technology and service companies since 1982. Mr. Maudlin is currently a director of Diametrics, IVI Publishing, Inc., an interactive multimedia publisher of health and medical titles, and Curative Health Services, Inc., a health care services company.

  Terrance G. McGuire has been a director of the Company since June 1995. Mr. McGuire is a Founding General Partner of Polaris Venture Partners, and since 1989, Mr. McGuire has been a General Partner of Beta Partners Limited Partnership, each of which is a private venture capital firm. Since 1992, Mr. McGuire has also been a General Partner of Alta V Limited Partnership, a fund associated with Burr, Egan, Deleage & Co. ("Burr, Egan, Deleage").

  Robert R. Momsen has been a director of the Company since June 1995. Since 1982, Mr. Momsen has been a General Partner of InterWest Partners, L.P. ("InterWest Partners"), a group of venture capital management funds. Mr. Momsen is also director of COR Therapeutics, Inc., a biopharmaceutical company, Ventritex, Inc., a medical implant device company, and ArthroCare Corporation, a manufacturer of arthroscopic tools.

  Robert S. Nickoloff has been a director of the Company since its inception. Mr. Nickoloff is a General Partner of MIP and MIP II, where he has been active in the formation and financing of start-up medical device and service companies since 1987. He has served as Chairman of the Board of Governors of the University of Minnesota Hospital and Clinic and is a director of Green Tree Financial Corporation, Minnesota Power and Light Co. and Northeast Venture Development Fund.

  Walter L. Sembrowich, Ph.D., has been a director of the Company since its inception. Since co-founding Diametrics in 1990, Dr. Sembrowich held various management positions at Diametrics through December 1995, including Chief Executive Officer from 1990 through January 1993, Co-Chairman of the Board from January

1993 to March 1995 and Executive Vice President of New Business Development from March 1995 through December 1995. Dr. Sembrowich is currently President of Aviex, Inc., a management consulting firm. He also serves as a director of Diametrics and of St. Jude Medical, Inc., a developer and marketer of heart valves and other cardiovascular devices.

  The Company's Board of Directors is divided into three classes as nearly equal in numbers as possible, with each class serving a three-year term. One of the three classes of the Board of Directors is elected each year. The terms of the Company's current Board of Directors expire as follows: Dr. Knudson and Mr. McGuire, 1997; Mr. Bennett, Mr. Momsen and Dr. Sembrowich, 1998; and Messrs. Maudlin, Nickoloff and Solomon, 1999. Messrs. Bennett, Maudlin, McGuire and Momsen were elected to the Board of Directors as designees of various series of Preferred Stock pursuant to agreements with the Company which will terminate upon the closing of the Offering. These individuals will continue to serve as directors upon completion of the Offering.

  The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed. The Company is currently actively seeking a full-time Chief Financial Officer.

COMMITTEES

  The Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating Committee. The Compensation Committee makes recommendations concerning executive salaries and incentive compensation for employees of the Company, subject to ratification by the full Board of Directors, and administers the Company's 1990 Incentive and Stock Option Plan (the "1990 Stock Option Plan"), the 1991 Incentive and Stock Option Plan (the "1991 Stock Option Plan"), the 1994 Long-Term Incentive and Stock Option Plan (as amended, the "1994 Stock Option Plan" and together with the 1990 and 1991 Stock Option Plans, the "Stock Option Plans") and the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan"). The Compensation Committee has delegated authority to the Chief Executive Officer to grant options in such officer's discretion to employees who are not executive officers in amounts not exceeding an aggregate of 10,000 shares of Common Stock per individual in any period of 12 consecutive months pursuant to the Stock Option Plans.

  The Audit Committee reviews the results and scope of the audit and other services provided by the Company's independent auditors, as well as the Company's accounting principles and its system of internal controls, and reports the results of its review to the full Board of Directors and to management.

  The Nominating Committee makes recommendations regarding director and officer nominations.

DIRECTORS' COMPENSATION

  Prior to the Offering, directors of the Company received no compensation for their services to the Company as such. Upon closing of the Offering, directors who are not employees of the Company will receive payments of $3,000 per quarter, $1,000 per meeting attended in person ($500 if attended by telephone) and $500 per committee meeting attended, up to a maximum of $20,000 per year, and all directors will be reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees. Upon closing of the Offering, directors who are not employees of the Company will be granted options to purchase Common Stock under the Directors' Plan. See "-- Stock Plans."

LIMITATION OF LIABILITY

  The Company's Amended and Restated Articles of Incorporation limit the liability of directors in their capacity as directors to the full extent permitted by Minnesota law. As permitted by Minnesota law, the Company's Amended and Restated Articles of Incorporation provide that a director shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for dividends, stock repurchases and other distributions made in violation of Minnesota law or for violations of the Minnesota securities laws, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the effective date of the provision in the Company's Amended and Restated Articles of Incorporation limiting such liability. These provisions do not affect the availability of equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty, although, as a practical matter, equitable relief may not be available. The above provisions also do not limit liability of the directors for violations of, or relieve them from the necessity of complying with, the federal securities law.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth the cash and noncash compensation for 1995 awarded to or earned by the Chief Executive Officer and all executive officers of the Company whose salary and bonus earned in 1995 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                                                         AWARDS
                                                      ------------
                             ANNUAL COMPENSATION         STOCK
NAME AND PRINCIPAL       ---------------------------   OPTIONS (#   ALL OTHER
POSITION                  SALARY   BONUS     OTHER      SHARES)    COMPENSATION
- ------------------       -------- -------- ---------  ------------ ------------
Frank A. Solomon.......  $189,587 $    --  $48,096(1)    66,666      $    --
 President, Chief
  Executive Officer and
  Director
Susan L. Critzer.......   116,776      --   33,216(2)    83,332           --
 Vice President,
  Operations
Robert H. Dodge, Ph.D..   158,835      --   31,275(3)    16,666           --
 Vice President,
  Research and
  Development

- --------
(1) Includes $24,291 of forgiveness on note and $23,805 of bonus to account for tax consequences resulting from such note forgiveness. See "Certain Transactions."
(2) Includes $16,776 for reimbursement of relocation expenses and $16,440 of bonus to account for tax consequences resulting from such expense reimbursement.
(3) Includes $31,275 of bonus to account for tax consequences resulting from reimbursement of 1994 relocation expenses.

  A. Paul Harding, who was hired as the Company's Vice President, Sales and Marketing in November 1995, receives an annual salary of $146,000 and has received an award of stock options to purchase 66,666 shares of Common Stock, as described more fully below. Katia P. Breslawec, who was hired as the Company's Vice President, Regulatory and Quality in April 1996, receives an annual salary of $125,000 and has received an award of stock options to purchase 33,333 shares of Common Stock, as described below.

  Option Grants. The following table summarizes options granted during the year ended December 31, 1995 to the Named Executive Officers:

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                                                          POTENTIAL
                                                                       REALIZABLE VALUE
                                                                          AT ASSUMED
                                                                       ANNUAL RATES OF
                                                                         STOCK PRICE
                                    % OF TOTAL                           APPRECIATION
                                     OPTIONS                              FOR OPTION
                                    GRANTED TO   EXERCISE                  TERM(4)
                          OPTIONS   EMPLOYEES     PRICE     EXPIRATION ----------------
NAME                     GRANTED(1) IN 1995(2) PER SHARE(3)    DATE       5%      10%
- ----                     ---------- ---------- ------------ ---------- ------- --------
Frank A. Solomon........   66,666      18.7%      $1.20      10/31/05  $50,311 $127,498
Susan L. Critzer........   66,666      18.7         .83       2/24/05   34,798   88,186
                           16,666       4.7        1.20      10/31/05   12,577   31,874
Robert H. Dodge, Ph.D...   16,666       4.7        1.20      10/31/05   12,577   31,874

- --------
(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column were all incentive stock options granted pursuant to the 1994 Stock Option Plan. The options granted to

   Mr. Solomon, Ms. Critzer and Dr. Dodge for 66,666, 16,666 and 16,666 shares, respectively, become exercisable with respect to 25% of the shares on the anniversary dates of such grants for each of the four years following such grant. The option granted to Ms. Critzer for 66,666 shares of Common Stock becomes exercisable with respect to 25% of the shares on the date of grant and 25% of the shares on the anniversary of such date for each of the three years thereafter. To the extent not already exercisable, the options generally become exercisable in the event of a merger in which the Company is not the surviving corporation, a transfer of all of the Company's stock, a sale of substantially all of the Company's assets or a dissolution or liquidation of the Company.
(2) In 1995, the Company granted employees options to purchase an aggregate of 355,971 shares of Common Stock.
(3) The exercise price may be paid in cash, in shares of Common Stock with a market value as of the date of exercise equal to the option price or a combination of cash and shares of Common Stock.
(4) The compounding assumes a ten-year exercise period for all option grants. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

  In November 1995, Mr. Harding received options to purchase 66,666 shares of Common Stock under the 1994 Stock Option Plan. These options are exercisable at $1.20 per share, expire on October 31, 2005 and become exercisable with respect to 25% of the shares in November 1995 and 25% of the shares on the anniversary of such date for each of the three years thereafter.

  In April 1996, Ms. Breslawec received options to purchase 33,333 shares of Common Stock under the 1994 Stock Option Plan. These options are exercisable at $9.75 per share, expire on April 24, 2006 and become exercisable with respect to one-third of the shares on the date of grant and one-third of the shares on the anniversary of such date for each of the two years thereafter.

 Option Values

  The following table summarizes the value of options held at December 31, 1995 by the Named Executive Officers. No options held by such executive officers were exercised during 1995.

                 AGGREGATED OPTION VALUES AT DECEMBER 31, 1995

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT          IN-THE-MONEY OPTIONS AT
                               DECEMBER 31, 1995 (#)   DECEMBER 31, 1995 ($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                         ----------- ------------- ----------- -------------
Frank A. Solomon............      --        66,666       $   --      $220,000
Susan L. Critzer............   16,666       66,666        61,164      238,500
Robert H. Dodge, Ph.D.......   33,333       50,000       122,332      177,336

- --------
(1) Value based on the difference between the fair market value of the shares of Common Stock at December 31, 1995 ($4.50), as determined by the Board of Directors, and the exercise price of the options.

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL AGREEMENTS

  Except as described below, the Company does not have any employment agreements with its executive officers. In May 1996, the Company entered into an agreement with Mr. Solomon providing for severance pay equal to 18 times his total monthly compensation (including salary and bonus, determined in accordance with such agreement) if: (i) prior to a change in control (as defined in such agreement) of the Company, the Company assigns Mr. Solomon employment responsibilities which are not comparable to his current position and Mr. Solomon subsequently terminates his employment, or (ii) after such a change in control, the Company terminates

Mr. Solomon's employment without cause or Mr. Solomon terminates his employment for good reason (as such terms are defined in such agreement). The agreement also contains covenants by Mr. Solomon not to compete and not to solicit the Company's customers or employees during the term of Mr. Solomon's employment and for 18 months following the termination of his employment for any reason.

  In May 1996, the Company also entered into an agreement with each of Ms. Breslawec, Ms. Critzer, Dr. Dodge and Mr. Harding providing for severance pay equal to 12 times the officer's total monthly compensation (including salary and bonus, determined in accordance with such agreement) if after a change in control (as defined in such agreement) of the Company, the Company terminates the officer's employment without cause or the officer terminates his or her employment for good reason (as such terms are defined in such agreement). Each such agreement also contains covenants by such officer not to compete and not to solicit the Company's customers or employees during the term of such officer's employment and for 12 months following the termination of such officer's employment for any reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Bennett, Dr. Knudson and Mr. Maudlin served as members of the Company's Compensation Committee during 1995. Dr. Knudson, who also served as the Company's President in 1990 and as the Chief Executive Officer from 1990 to 1991, is a limited partner of MIP and a general partner of MIP II; and Mr. Maudlin is a general partner of both MIP and MIP II. MIP and MIP II are the general partners of MIF and MIF II, respectively, which entities engaged in certain transactions with the Company, as described below. Mr. Bennett is the President of each of Artesian and Artesian Management, the general partners of Artesian Capital and Artesian Capital II, which engaged in certain transactions with the Company as described below.

  Between January 1992 and June 1995, the Company sold shares of Series C, D and E-1 Preferred Stock (convertible into an aggregate of 885,709 shares of Common Stock) to MIF, MIF II, Artesian Capital and Artesian Capital II pursuant to preferred stock purchase agreements on substantially similar terms as were sold to non-affiliated purchasers or issued such securities pursuant to the terms of promissory notes bearing substantially similar terms as those issued to non-affiliates. See "Certain Transactions."

  Laboratory and office furniture and equipment used by the Company with an original cost of approximately $801,000 as of December 31, 1995 are leased under sublease arrangements with FIM, Inc. and FIM II, Inc., entities related to the Company through MIF and MIF II. Under the lease arrangements, MIF and MIF II have guaranteed the lease payments owing to an unrelated third party. The liability for future lease payments under these guarantees were approximately $580,000 as of December 31, 1995. In consideration of such guarantees, the Company issued options to purchase an aggregate of 42,993 shares of Common Stock at an exercise price of $0.84 per share to MIF and warrants to purchase shares of Series D Preferred Stock, convertible into 106,027 shares of Common Stock at an as converted exercise price of $4.13 per share, to MIF II. Options to purchase 30,523 shares of Common Stock will expire in May 2001. The balance of the Common Stock options (12,470 shares) will expire in April 2003. The Series D Preferred Stock warrants expire during the period from December 1999 through June 2005.

  In connection with the sale of shares of Series C Preferred Stock to MIF and Artesian Capital during November 1992, the Company issued warrants to MIF and Artesian Capital for the purchase of 13,333 and 17,778 shares of Common Stock, respectively. These warrants are exercisable at an as converted price of $3.75 per share and expire in November 1997.

  During November and December 1993 and February 1994, the Company borrowed an aggregate of $300,000 of bridge financing from MIF II. These loans were repaid during March 1994. In consideration of this financing, the Company issued warrants to purchase shares of Series D Preferred Stock, convertible into 18,182 shares of Common Stock, to MIF II in March 1994. These warrants are exercisable at an as converted price of $4.13 per share and expire in February 1999.

  During January 1995, in anticipation of its offering of shares of Series E Preferred Stock, the Company borrowed an aggregate of $2,900,000 and issued promissory notes under a bridge loan arrangement with certain investors, including $1,500,000 from MIF II and $500,000 from Artesian Management. Upon the consummation of the Series E offering in June 1995, these notes (and all accrued interest thereon) were automatically converted into shares of Series E-1 Preferred Stock, convertible into 497,935 shares of Common Stock, at $6.00 per share. In connection with this bridge financing, investors received warrants for the purchase of shares of Series E-2 Preferred Stock, convertible into 286,414 shares of Common Stock, at $5.06 per share, including warrants for 148,148 shares issued to MIF II and warrants for 49,382 shares issued to Artesian Management. These warrants expire in January 2005.

STOCK PLANS

  Stock Option Plans. Pursuant to the Stock Option Plans, executive officers, other employees and consultants of the Company may receive options to purchase Common Stock. The Stock Option Plans provide for the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options that do not qualify for such treatment. The exercise price of all incentive stock options granted under the Stock Option Plans must equal or exceed the fair market value of the Common Stock at the time of grant. The Stock Option Plans also provide for grants of stock appreciation rights, restricted stock awards and performance awards. Only employees are eligible for the grant of incentive stock options. The Stock Option Plans are administered by the Compensation Committee, which has delegated authority to the Chief Executive Officer to grant options to employees who are not executive officers in amounts not exceeding an aggregate of 10,000 shares of Common Stock per individual in any period of 12 consecutive months.

  A total of 1,913,333 shares of Common Stock have been reserved for issuance under the Stock Option Plans. As of May 1, 1996, the Company had outstanding options to purchase an aggregate of (i) 927,110 shares, at a weighted average exercise price of $3.58 per share, pursuant to the Stock Option Plans (excluding the restricted stock grant to Mr. Solomon) and (ii) 42,993 shares, at an exercise price of $.84 per share, granted outside of the Stock Option Plans.

  Directors' Plan. The Directors' Plan provides for an automatic grant of nonqualified stock options to purchase 15,000 shares of Common Stock to directors who are not employees of the Company on the later of the closing of the Offering or the date such individuals become directors of the Company, and an option to purchase 5,000 shares of Common Stock on each subsequent annual shareholder meeting date, subject to certain limitations. Options granted on the closing date of the Offering or on the date an individual becomes a director of the Company shall vest and thereby become exercisable as to 50% of such shares on the anniversary of the date of such grant and 25% at the anniversary date for each of the two years thereafter if the holder remains a director on such dates. Options granted on the date of each annual meeting of shareholders become exercisable six months subsequent to the date of grant. The Company has reserved 300,000 shares of Common Stock for issuance under the Directors' Plan. The option price for directors is equal to the fair market value of a share of Common Stock as of the date of grant. Pursuant to the Directors' Plan, Drs. Knudson and Sembrowich and Messrs. Bennett, Maudlin, McGuire, Momsen and Nickoloff each will receive options to purchase 15,000 shares of Common Stock, which options will be exercisable at the initial public offering price. Pursuant to the partnership agreement for MIP, Messrs. Maudlin and Nickoloff will assign to MIP all of the options granted to them under the Directors' Plan. No other options have been granted under the Directors' Plan.

                             CERTAIN TRANSACTIONS

  Since January 1992, the Company has sold shares of Preferred Stock as follows: between January 1992 and May 1993, the Company issued shares of Series C Preferred Stock convertible into an aggregate of 230,665 shares of Common Stock at an as converted price of $3.75 per share; in February and May 1994, the Company issued shares of Series D Preferred Stock convertible into an aggregate of 716,239 shares of Common Stock at an as converted price of $4.13 per share; and in June 1995, the Company issued shares of Series E-1 Preferred Stock convertible into an aggregate of 3,736,421 shares of Common Stock at an as converted price of $6.00 per share. Certain of these shares were sold or issued to the Company's 5% shareholders and entities affiliated with directors. The Company sold such securities pursuant to preferred stock purchase agreements on substantially similar terms as were sold to non-affiliated purchasers or issued such securities pursuant to the terms of promissory notes bearing substantially similar terms as those issued to non-affiliates. The following table summarizes the Series C, Series D and Series E-1 Preferred Stock purchased by the Company's 5% shareholders and entities affiliated with directors, and their affiliates:

                                                      COMMON STOCK ISSUABLE UPON
                                                       CONVERSION OF PREFERRED
                                                                STOCK
                                                      --------------------------
                                                      SERIES  SERIES
   SHAREHOLDERS                                          C       D    SERIES E-1
   ------------                                       ------- ------- ----------
   MIF and MIF II.................................... 125,333 303,031  257,555
   Artesian Capital and Artesian Capital II..........  53,333  60,606   85,851
   InterWest Partners................................     --      --   666,666
   Oak Investment Partners VI, L.P...................     --      --   500,000
   Delphi Ventures III, L.P..........................     --      --   416,666
   Marquette Venture Partners II, L.P................     --      --   333,333
   Funds affiliated with Burr, Egan, Deleage ........     --      --   333,332

  The investors in all of the above transactions have rights to require the Company to register shares pursuant to the Securities Act. See "Shares Eligible for Future Sale."

  Mr. Solomon and Dr. Sembrowich are limited partners of MIP II, which is the general partner of MIF II, and Dr. Knudson is a limited partner of MIP, which is the general partner of MIF. As such limited partners, they have no voting or investment power over shares of Common Stock held by MIF II and MIF, respectively. Each currently has less than a 1% economic interest in such shares.

  Mr. Bennett is the President of each of Artesian and Artesian Management, the general partners of Artesian Capital and Artesian Capital II, respectively. Dr. Knudson is a general partner of MIP II, and Messrs. Maudlin and Nickoloff are general partners of both MIP and MIP II. For a discussion of certain Company transactions with Messrs. Bennett and Maudlin, Dr. Knudson, MIF and MIF II, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

  From inception through September 1994, the Company shared office space, lab equipment and salary costs with companies related through common ownership. During the years ended December 31, 1992, 1993 and 1994, the Company charged related entities a total of approximately $212,000, $281,000 and $251,000, respectively, for these expenses.

  Mr. Solomon was granted a restricted award of 183,333 shares of Common Stock in August 1994, pursuant to the Stock Option Plans. The award was made in exchange for the surrender of options to purchase 183,333 shares of Common Stock and the delivery of two promissory notes in the aggregate principal amount of $151,250 by Mr. Solomon. A note in the principal amount of $113,438 (and the interest accrued in respect thereof) has been forgiven in the aggregate amount of $24,291, and the remainder will be forgiven upon the closing of the Offering. The Company also will pay Mr. Solomon a cash bonus each year to account for tax consequences resulting from such forgiveness of indebtedness. The shares are subject to repurchase options in favor of the Company that lapse over time and terminate if Mr. Solomon remains employed by the Company until August 2, 1997.

  Since April 1992, the Company has entered into annual consulting agreements with Dr. Knudson, Chairman of the Board of Directors, and the current agreement runs through April 3, 1997. Dr. Knudson acts as consultant for the Company in the area of technical expertise and advisory services, for which he is paid $6,750 per month. From April 1995 through March 1996, Dr. Knudson received an aggregate of $81,000 for such consulting services.

  Between May 1, 1992 and December 31, 1995, the Company entered into a series of consulting agreements with Dr. Sembrowich, a director of the Company. Dr. Sembrowich acted as a consultant for the Company in the area of technical expertise and advisory services, for which he was paid $2,000 per month.

  During January 1995, in anticipation of its offering of shares of Series E Preferred Stock, the Company borrowed an aggregate of $2,900,000 and issued promissory notes under a bridge loan arrangement with certain investors, including $1,500,000 from MIF II and $500,000 from Artesian Management. Upon the consummation of the Series E offering in June 1995, these notes (and all accrued interest thereon) were automatically converted into shares of Series E-1 Preferred Stock, convertible into 497,937 shares of Common Stock, at an as converted exercise price of $6.00 per share. In connection with this bridge financing, investors received warrants for the purchase of shares of Series E-2 Preferred Stock, convertible into 286,414 shares of Common Stock, at an as converted exercise price of $5.06 per share, including warrants for 148,148 shares issued to MIF II and warrants for 49,382 shares issued to Artesian Management. These warrants expire in January 2005.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Common Stock, as of May 1, 1996 (after giving effect to the conversion of the outstanding shares of Preferred Stock into Common Stock upon the closing of the Offering) and as adjusted to reflect the sale by the Company of the 3,000,000 shares of Common Stock offered hereby, by: (i) each person who is known by the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                                             PERCENTAGE OF
                                                           OUTSTANDING SHARES
                                                                 OWNED
                                               SHARES    -----------------------
                                            BENEFICIALLY  BEFORE      AFTER
   NAME AND ADDRESS                           OWNED(1)   OFFERING(1) OFFERING(1)
   ----------------                         ------------ ----------  -----------
   MIF and MIF II(2)......................   2,124,991      32.3%       22.2%
    9900 Bren Road East
    Suite 421
    Minnetonka, MN 55343
   InterWest Partners(3)..................     666,666      10.6         7.2
    3000 Sand Hill Road
    Building 3, Suite 255
    Menlo Park, CA 94025
   Oak Investment Partners VI, L.P.(4)....     500,000       8.0         5.4
    One Gorham Island
    Westport, CT 06880
   Delphi Ventures III, L.P.(5)...........     416,666       6.6         4.5
    3000 Sand Hill Road
    Building 1, Suite 135
    Menlo Park, CA 94025
   Marquette Venture Partners II, L.P.(6).     333,333       5.3         3.6
    520 Lake Cook Road
    Suite 450
    Deerfield, IL 60015
   Funds affiliated with Burr, Egan,
    Deleage(7)............................     333,332       5.3         3.6
    One Post Office Square
    Suite 3800
    Boston, MA 02109
   Artesian Capital and Artesian Capital
    II(8).................................     266,950       4.2         2.9
    821 Marquette Avenue South
    1700 Foshay Tower
    Minneapolis, MN 55402
   Mark B. Knudson, Ph.D.(9)(10)..........     233,333       3.7         2.5
   Frank A. Solomon(11)...................     183,333       2.9         2.0
   Walter L. Sembrowich, Ph.D.(9)(12).....      40,000         *           *
   Frank B. Bennett(13)...................         --        --          --
   Timothy I. Maudlin(10).................         --        --          --
   Terrance G. McGuire(14)................         --        --          --
   Robert R. Momsen(15)...................         --        --          --
   Robert S. Nickoloff(10)................         --        --          --
   Susan L. Critzer(9)....................      33,333         *           *
   Robert H. Dodge, Ph.D.(9)..............      33,333         *           *
   All executive officers and directors as
    a group (13 persons)(16)..............     570,109       8.9%        6.0%

- --------
  *Less than 1%.

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 1, 1996 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.
 (2) Includes 1,253,904 shares of Common Stock held by MIF and 560,586 shares of Common Stock held by MIF II. Also includes 310,501 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II.
 (3) Consists of 662,500 shares of Common Stock held by InterWest Partners V, L.P. and 4,166 shares of Common Stock held by InterWest Investors V, an affiliate of InterWest Partners V.
 (4) Includes 11,400 shares of Common Stock held by Oak VI Affiliates Fund, L.P., an affiliate of Oak Investment Partners VI, L.P.
 (5) Includes 9,704 shares of Common Stock held by Delphi Investments III, L.P., an affiliate of Delphi Ventures III, L.P.
 (6) Includes 9,259 shares of Common Stock held by MVP II Affiliates Fund, L.P., an affiliate of Marquette Venture Partners II, L.P.
 (7) Includes 329,866 shares of Common Stock held by Alta V Limited Partnership and 3,466 shares of Common Stock held by Customs House Partners. The principals of Burr, Egan, Deleage are general partners of Alta V Management Partners L.P. (the general partner of Alta V Limited Partnership) and Customs House Partners (together, the "Funds"). As general partners of the Funds, they may be deemed to share voting and investment powers for the shares held by the Funds. These principals disclaim beneficial ownership of all such shares held by the Funds except to the extent of their proportionate pecuniary interests therein.
 (8) Includes 113,939 shares of Common Stock held by Artesian Capital and 85,851 shares of Common Stock held by Artesian Capital II. Also includes 67,160 shares of Common Stock issuable upon the exercise of outstanding warrants held by Artesian Capital and Artesian Capital II.
 (9) Includes the following number of shares of Common Stock issuable upon the exercise of outstanding options: Dr. Knudson: 33,333 shares; Dr.
     Sembrowich: 20,000 shares; Ms. Critzer: 33,333 shares; and Dr. Dodge:
     33,333.
(10) Excludes (i) 310,501 shares of Common Stock issuable upon the exercise of outstanding options and warrants held by MIF and MIF II and (ii) 1,814,490 shares of Common Stock held by MIF and MIF II. Messrs. Maudlin and Nickoloff are general partners of MIP and MIP II, the general partners of MIF and MIF II, respectively, and Dr. Knudson is a general partner of MIP II and a special limited partner of MIP. Each of such persons disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.
(11) Includes 183,333 shares of Common Stock issued pursuant to a restricted stock award under the Stock Option Plans. See "Certain Transactions." Excludes shares held by MIF II which Mr. Solomon may be deemed to hold based on his partnership interest in MIP II. Mr. Solomon disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.
(12) Excludes shares held by MIF II which Dr. Sembrowich may be deemed to hold based on his partnership interest in MIP II. Dr. Sembrowich disclaims beneficial ownership of the MIF II shares, except to the extent of his proportionate pecuniary interest in such partnership.
(13) Excludes (i) 113,939 shares of Common Stock and (ii) 17,778 shares of Common Stock issuable upon the exercise of outstanding warrants held by Artesian Capital. Also excludes (i) 85,851 shares of Common Stock and
     (ii) 49,382 shares of Common Stock issuable upon the exercise of outstanding warrants held by Artesian Capital II. Mr. Bennett serves as the President of Artesian, the general partner of Artesian Capital, and Artesian Management, the general partner of Artesian Capital II. Mr. Bennett disclaims beneficial ownership of such shares, except to the extent of his proportionate pecuniary interest in such partnership.

(14) Excludes shares beneficially owned by Alta V Limited Partnership which Mr. McGuire may be deemed to hold based on his partnership interest therein. Mr. McGuire disclaims beneficial ownership of the shares held by Alta V Limited Partnership, except to the extent of his proportionate pecuniary interest in such partnership.
(15) Excludes shares beneficially owned by InterWest Partners V and InterWest Investors which Mr. Momsen may be deemed to hold based on his partnership interest therein. Mr. Momsen disclaims beneficial ownership of the InterWest Partners V and InterWest Investors shares, except to the extent of his proportionate pecuniary interest in such partnership.
(16) See Notes 9, 10, 11, 12, 13, 14 and 15 above. Includes an additional 46,777 shares of Common Stock issuable upon the exercise of outstanding options held by Ms. Breslawec, Mr. Harding and Mr. Nelson.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of the Offering, the total number of shares of all classes of stock which the Company has authority to issue will be 20,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of undesignated preferred stock, $.01 par value. As of May 1, 1996, there were 6,269,038 shares of Common Stock outstanding (assuming conversion into Common Stock of all outstanding shares of Preferred Stock), which were held of record by 67 shareholders, and no shares of undesignated preferred stock outstanding.

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors so that the holders of more than 50% of the outstanding Common Stock can elect all directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and in liquidation proceedings. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

  Although there is no current intention to do so, the Board of Directors of the Company may, without shareholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

WARRANTS AND OPTIONS

  The Company has issued warrants to purchase its Common Stock from time to time in connection with certain financing arrangements. Warrants to purchase a total of 339,745 shares of Common Stock have been issued by the Company at a weighted average exercise price of $4.86 per share in connection with certain equity financing transactions. Such warrants are all currently exercisable and expire on dates ranging from November 1997 to January 2005. Warrants to purchase a total of 119,614 shares of Common Stock have been issued by the Company at a weighted average exercise price of $4.13 per share in connection with certain equipment lease financing arrangements. Such warrants are all currently exercisable and expire during the period from December 1999 through June 2005. All outstanding warrant agreements provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company. Holders of warrants to purchase approximately 406,028 shares of Common Stock will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. See "Shares Eligible for Future Sale."

  As of May 1, 1996, the Company had issued options to purchase a total of 970,103 shares of Common Stock. Of this amount, options to purchase 927,110 shares of Common Stock had been issued pursuant to the Company's Stock Option Plans at a weighted average exercise price of $3.58 per share, and options to purchase 42,993 shares of Common Stock had been issued outside of the Stock Option Plans at an exercise price of $0.84 per share. Options under the Stock Option Plans are granted by the Compensation Committee, which has delegated authority to the Chief Executive Officer to grant options to employees who are not executive officers in amounts not exceeding an aggregate of 10,000 shares of Common Stock per individual in any period of 12 consecutive months. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the Stock Option Plans must be exercised within ten years from the date of grant. The Company has also granted options to purchase 105,000 shares of Common Stock to directors who are not employees upon the closing of the Offering pursuant to the Company's Directors' Plan at an exercise price per share equal to the initial public offering price. See "Management--Stock Plans." All options granted under the Stock Option Plans or the Directors' Plan provide for antidilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the corporate structure of the Company.

PROVISIONS OF THE COMPANY'S AMENDED ARTICLES AND BYLAWS AND THE MINNESOTA BUSINESS CORPORATION ACT

  The existence of authorized but unissued preferred stock, described above, and certain provisions of the Company's Amended and Restated Articles of Incorporation and Amended Bylaws and Minnesota law, described below, could have an antitakeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Company if the Board of Directors determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

  Pursuant to the Amended Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors.

  Section 302A.671 of the Minnesota Business Corporation Act (the "MBCA") applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

  Section 302A.673 of the MBCA generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar with respect to the Common Stock will be Norwest Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has not been any public market for Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price and impair the Company's ability to raise additional funds.

  Upon completion of the Offering, the Company will have outstanding an aggregate of 9,269,038 shares of Common Stock, assuming the issuance of 3,000,000 shares of Common Stock offered by the Company hereby. Of the total outstanding shares of Common Stock, 3,000,000 shares will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain volume limitations and other restrictions described below).

  The remaining 6,269,038 shares of Common Stock held by existing shareholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. The Company, its officers, directors and certain of its shareholders (representing 6,126,035 of such restricted shares) have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Piper Jaffray Inc. for a period of 180 days from the date of this Prospectus. Beginning on the 181st day after the date of this Prospectus, when agreements not to sell such shares expire, approximately 716,239 of the restricted shares will become eligible for immediate sale, subject to compliance with the volume limitations and other restrictions of Rule 144, and approximately 1,413,045 of the restricted shares may become eligible for immediate sale without restriction pursuant to Rule 144(k).

  In general, under Rule 144, as currently in effect, if at least two years have elapsed from the date that shares of Common Stock were acquired from the Company or an affiliate of the Company, then the holder is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (92,690 shares immediately after the Offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

  The Company intends to file registration statements under the Securities Act, covering approximately 1,913,333 and 300,000 shares of Common Stock reserved for issuance under, respectively, the Stock Option Plans and the Directors' Plan. Such registration statements are expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above. "See "Management--Stock Option Plans."

  In addition, after the Offering, the holders of approximately 5,835,705 shares of Common Stock and warrants to purchase approximately 414,916 shares of Common Stock (together, the "Registrable Securities") will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act. After the Offering, if the Company proposes to register any of its securities under the Securities Act for its own account, holders of Registrable Securities are entitled to notice of such registration and are entitled to include Registrable Securities therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. The holders of the Registrable Securities may require the Company to prepare and file a registration statement under the Securities Act at its expense, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations; provided that the Company shall not be required to obtain the effectiveness of any such registration statement until six months after the date of this Prospectus, at the earliest. The Company is not obligated to effect more than one of these shareholder-initiated registrations. Holders of not fewer than 100,000 Registrable Securities may require the Company to file not more than two additional registration statements per calendar year on Form S-3 under the Securities Act, subject to certain conditions and limitations. Registration of such shares would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration.

  The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock or the availability of Common Stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public markets or the perception that such sales will occur could adversely affect the market price or the future ability to raise capital through an offering of its equity securities. See "Risk Factors--Risk of Future Sales of Common Stock."

                                 UNDERWRITING

  The Company has entered into a Purchase Agreement (the "Purchase Agreement") with the underwriters listed in the table below (the "Underwriters"), for whom Piper Jaffray Inc. and Montgomery Securities are acting as representatives (the "Representatives"). Subject to the terms and conditions set forth in the Purchase Agreement, the Company has agreed to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the number of shares of Common Stock set forth opposite each Underwriter's name in the table below:

                                                                       NUMBER OF
      NAME                                                              SHARES
      ----                                                             ---------
      Piper Jaffray Inc...............................................
      Montgomery Securities...........................................
                                                                       ---------
          Total....................................................... 3,000,000
                                                                       =========

  Subject to the terms and conditions of the Purchase Agreement, the Underwriters have agreed to purchase all of the Common Stock being sold pursuant to the Purchase Agreement, if any is purchased (excluding shares covered by the over-allotment option granted therein). In the event of a default by any Underwriter, the Purchase Agreement provides that in certain circumstances purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

  The Representatives have advised the Company that the Underwriters propose to offer Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession not more than $           per share.
Additionally, the Underwriters may allow, and such dealers may reallow a
concession not in excess of $        per share to certain other dealers. After
the Offering, the initial public offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters an option, exercisable by the Representatives within 30 days after the date of the Purchase Agreement, to purchase up to an additional 450,000 shares of Common Stock at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any of such additional shares pursuant to this option, each Underwriter will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The Underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

  The Representatives have informed the Company that neither they, nor any other member of the National Association of Securities Dealers, Inc. (the "NASD") participating in the distribution of the Offering, will make sales of shares of Common Stock offered hereby to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

  The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The officers and directors of the Company and certain other shareholders designated by the Representatives, which will beneficially own in the aggregate 6,126,035 shares of Common Stock after the Offering, have agreed that they will not sell, offer to sell, distribute or otherwise dispose of any shares of Common Stock owned by them prior to the date of the Prospectus for a period of 180 days after the date of this Prospectus, without the prior written consent of Piper Jaffray Inc. See "Shares Eligible For Future Sale." The Company has agreed that it will not, without the Representatives' prior written consent, offer, sell, issue or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant additional options under the Stock Option Plans and Directors' Plan.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, an assessment of the Company's management and the consideration of the above factors in relation to the market valuation of companies in related businesses. See "Risk Factors--No Prior Public Market; Possible Volatility of Price."

  The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

                              VALIDITY OF SHARES

  The validity of the securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the Underwriters by Faegre & Benson LLP, Minneapolis, Minnesota. Members of Dorsey & Whitney LLP own 40,300 shares of Common Stock and warrants to purchase an additional 14,814 shares of Common Stock.

                                    EXPERTS

  The financial statements as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and the period from April 3, 1990 (inception) to December 31, 1995, included in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and such financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission.

  The Company intends to furnish its shareholders with annual reports containing financial statements audited by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                               INTEG INCORPORATED

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................. F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statement of Changes in Shareholders' Equity (Deficiency).................. F-5
Statements of Cash Flows................................................... F-7
Notes to Financial Statements.............................................. F-8

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Integ Incorporated

  We have audited the accompanying balance sheets of Integ Incorporated as of December 31, 1994 and 1995 and the related statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1995, and for the period from April 3, 1990 (inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integ Incorporated at December 31, 1994 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, and for the period from April 3, 1990 (inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
February 2, 1996

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    PRO FORMA
                                                                  SHAREHOLDERS'
                                 DECEMBER 31,                       EQUITY AT
                            -----------------------   MARCH 31,     MARCH 31,
ASSETS                         1994        1995         1996          1996
- ------                      ----------  -----------  -----------  -------------
                                                     (UNAUDITED)   (UNAUDITED)
Current assets:
  Cash and cash
   equivalents............. $  501,958  $15,764,138  $14,561,032
  Accounts receivable......     49,641       40,993       41,780
  Prepaid expenses.........     17,442       55,128       61,634
                            ----------  -----------  -----------
    Total current assets...    569,041   15,860,259   14,664,446
Furniture and equipment....    756,005    1,640,936    2,029,983
Less accumulated
 depreciation..............    (78,665)    (281,849)    (370,144)
                            ----------  -----------  -----------
                               677,340    1,359,087    1,659,839
Other assets...............        429      156,410      220,339
                            ----------  -----------  -----------
      Total assets......... $1,246,810  $17,375,756  $16,544,624
                            ==========  ===========  ===========
LIABILITIES AND
SHAREHOLDERS' EQUITY
(DEFICIENCY)
- --------------------
Current liabilities:
  Accounts payable and
   accrued expenses........ $  219,716  $   375,813  $   242,705
  Current portion of long-
   term debt and capital
   lease obligations.......    133,875      147,330      225,145
                            ----------  -----------  -----------
      Total current
       liabilities.........    353,591      523,143      467,850
Long-term debt and capital
 lease obligations, less
 current portion...........    498,987      447,162    1,258,546
Redeemable convertible
 preferred stock...........  5,132,277          --           --
Shareholders' equity
 (deficiency):
  Convertible Preferred
   Stock...................        --        87,536       87,536   $       --
  Undesignated Preferred
   Stock, par value $.01
   per share:
    Authorized shares--
     5,000,000 pro forma
    Issued and outstanding
     shares--none..........        --           --           --            --
  Common Stock, par value
   $.01 per share:
    Authorized shares--
    20,000,000 pro forma
     Issued and outstanding
     shares--433,333--
     1994, 1995 and March
     31, 1996; 6,269,038
     pro forma.............      4,333        4,333        4,333        62,690
  Additional paid-in
   capital.................    150,667   27,028,459   27,112,576    27,141,755
  Deficit accumulated
   during the development
   stage................... (4,741,795)  (9,790,525) (11,521,395)  (11,521,395)
                            ----------  -----------  -----------   -----------
                            (4,586,795)  17,329,803   15,683,050    15,683,050
  Deferred compensation....   (151,250)    (924,352)    (864,822)     (864,822)
                            ----------  -----------  -----------   -----------
Total shareholders' equity
 (deficiency).............. (4,738,045)  16,405,451   14,818,228   $14,818,228
                            ----------  -----------  -----------   ===========
Total liabilities and
 shareholders' equity
 (deficiency).............. $1,246,810  $17,375,756  $16,544,624
                            ==========  ===========  ===========

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                         PERIOD FROM
                                                                 THREE MONTHS ENDED     APRIL 3, 1990
                               YEAR ENDED DECEMBER 31,                MARCH 31,          (INCEPTION)
                          -----------------------------------  -----------------------  TO MARCH 31,
                            1993        1994         1995         1995        1996          1996
                          ---------  -----------  -----------  ----------- -----------  -------------
                                                               (UNAUDITED) (UNAUDITED)   (UNAUDITED)
Operating expenses:
 Research and
  development...........  $ 441,964  $ 1,568,220  $ 2,462,868   $ 460,185  $   768,488  $  6,203,455
 General and
  administrative........    237,177      792,017    1,417,365     272,780      501,963     3,575,589
 Clinical and
  regulatory............        --        52,083      297,580      61,104      122,856       472,519
 Manufacturing
  development...........        --        55,430      718,316      48,877      307,885     1,081,631
 Sales and marketing....        --        54,409      384,722      87,154      189,321       628,452
                          ---------  -----------  -----------   ---------  -----------  ------------
                            679,141    2,522,159    5,280,851     930,100    1,890,513    11,961,646
                          ---------  -----------  -----------   ---------  -----------  ------------
Operating loss..........   (679,141)  (2,522,159)  (5,280,851)   (930,100)  (1,890,513)  (11,961,646)
Non-operating income
 (expense):
 Interest income........      4,244       45,112      580,840      27,062      181,849       850,077
 Interest expense.......     (7,828)     (15,173)    (348,719)    (54,239)     (22,206)     (409,826)
                          ---------  -----------  -----------   ---------  -----------  ------------
                             (3,584)      29,939      232,121     (27,177)     159,643       440,251
                          ---------  -----------  -----------   ---------  -----------  ------------
Net loss for the period
 and deficit accumulated
 during development
 stage..................  $(682,725) $(2,492,220) $(5,048,730)  $(957,277) $(1,730,870) $(11,521,395)
                          =========  ===========  ===========   =========  ===========  ============
Net loss per share......  $    (.26) $      (.93) $     (1.80)  $    (.34) $      (.62) $      (4.32)
                          =========  ===========  ===========   =========  ===========  ============
Weighted average number
 of common shares
 outstanding............  2,618,000    2,690,000    2,801,000   2,801,000    2,801,000     2,666,000
                          =========  ===========  ===========   =========  ===========  ============
Supplemental earnings
 per share:
 Pro forma net loss per
  share.................                          $      (.72)             $      (.20)
                                                  ===========              ===========
 Pro forma weighted
  average number of
  shares outstanding....                            6,987,000                8,637,000
                                                  ===========              ===========


                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                       DEFICIT
                            CONVERTIBLE                              ACCUMULATED
                             PREFERRED      COMMON STOCK  ADDITIONAL DURING THE
                          ---------------- --------------  PAID-IN   DEVELOPMENT    DEFERRED
                           SHARES   AMOUNT SHARES  AMOUNT  CAPITAL      STAGE     COMPENSATION    TOTAL
                          --------- ------ ------- ------ ---------- -----------  ------------ -----------
Founders' Common Stock
 issued during April
 1990 at $.015 per
 share..................        --     --  250,000 $2,500 $    1,250 $       --     $    --    $     3,750
Net loss for the period.        --     --      --     --         --     (290,900)        --       (290,900)
                          --------- ------ ------- ------ ---------- -----------    --------   -----------
Balance at December 31,
 1990...................        --     --  250,000  2,500      1,250    (290,900)        --       (287,150)
Net loss for the year...        --     --      --     --         --     (622,016)        --       (622,016)
                          --------- ------ ------- ------ ---------- -----------    --------   -----------
Balance at December 31,
 1991...................        --     --  250,000  2,500      1,250    (912,916)        --       (909,166)
Net loss for the year...        --     --      --     --         --     (653,934)        --       (653,934)
                          --------- ------ ------- ------ ---------- -----------    --------   -----------
Balance at December 31,
 1992...................        --     --  250,000  2,500      1,250  (1,566,850)        --     (1,563,100)
Net loss for the year...        --     --      --     --         --     (682,725)        --       (682,725)
                          --------- ------ ------- ------ ---------- -----------    --------   -----------
Balance at December 31,
 1993...................        --     --  250,000  2,500      1,250  (2,249,575)        --     (2,245,825)
Deferred compensation
 related to restricted
 stock grant............        --     --  183,333  1,833    149,417         --     (151,250)
Net loss for the year...        --     --      --     --         --   (2,492,220)        --     (2,492,220)
                          --------- ------ ------- ------ ---------- -----------    --------   -----------
Balance at December 31,
 1994...................        --     --  433,333  4,333    150,667  (4,741,795)   (151,250)   (4,738,045)
Previously issued
 redeemable convertible
 preferred stock; all
 shareholders agreed to
 cancel their respective
 redemption privileges
 during June 1995:
 Series A Convertible
  Preferred, authorized
  928,571 shares,
  liquidating preference
  of $.56 per share,
  sold during April and
  November 1990.........    928,571  9,286     --     --     510,714         --          --        520,000
 Series B Convertible
  Preferred, authorized
  800,000 shares,
  liquidating preference
  of $1.00 per share,
  sold during May 1991..    800,000  8,000     --     --     792,000         --          --        800,000
 Series C Convertible
  Preferred, authorized
  356,000 shares,
  liquidating preference
  of $2.50 per share,
  sold during January
  1992 to May 1993......    346,000  3,460     --     --     861,540         --          --        865,000
 Series D Convertible
  Preferred, authorized
  1,209,731 shares,
  liquidating preference
  of $2.75 per share,
  less offering expenses
  of $7,245, sold during
  February and May 1994.  1,074,372 10,743     --     --   2,936,534         --          --      2,947,277
Series E Convertible
 Preferred Class 1,
 authorized 5,879,655,
 liquidating preference
 of $4.00 per share,
 less offering expenses
 of $1,861,168, sold
 during June 1995.......  5,604,655 56,047     --     --  20,501,405         --          --     20,557,452
Value of warrants to
 purchase Preferred
 Stock issued in
 connection with bridge
 loan financing.........        --     --      --     --     179,800         --          --        179,800

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)--(CONTINUED)

                                                                         DEFICIT
                             CONVERTIBLE                               ACCUMULATED
                              PREFERRED      COMMON STOCK  ADDITIONAL   DURING THE
                          ----------------- --------------   PAID-IN   DEVELOPMENT     DEFERRED
                           SHARES   AMOUNT  SHARES  AMOUNT   CAPITAL      STAGE      COMPENSATION    TOTAL
                          --------- ------- ------- ------ ----------- ------------  ------------ -----------
Value of stock options
 to purchase Common
 Stock issued for
 consulting services....        --  $   --      --  $  --  $    24,000 $        --    $     --    $    24,000
Value of options and
 warrants to purchase
 Common Stock issued in
 connection with
 guarantee of leases....        --      --      --     --      104,841          --          --        104,841
Value related to the
 extension of the
 exercise period of
 certain stock options
 previously granted to
 individuals............        --      --      --     --        6,750          --          --          6,750
Deferred compensation
 related to stock
 options................        --      --      --     --      960,208          --     (960,208)          --
Amortization of deferred
 compensation...........        --      --      --     --          --           --      187,106       187,106
Net loss for the year...        --      --      --     --          --    (5,048,730)        --     (5,048,730)
                          --------- ------- ------- ------ ----------- ------------   ---------   -----------
Balance at December 31,
 1995...................  8,753,598  87,536 433,333  4,333  27,028,459   (9,790,525)   (924,352)   16,405,451
Value of warrants to
 purchase Common Stock
 issued in connection
 with equipment loan
 agreement..............        --      --      --     --       48,915          --          --         48,915
Deferred compensation
 related to stock
 options................        --      --      --     --       35,202          --     (35,202)           --
Amortization of deferred
 compensation...........        --      --      --     --          --           --       94,732        94,732
Net loss for the period.        --      --      --     --          --    (1,730,870)        --     (1,730,870)
                          --------- ------- ------- ------ ----------- ------------   ---------   -----------
Balance at March 31,
 1996 (unaudited).......  8,753,598 $87,536 433,333 $4,333 $27,112,576 $(11,521,395)  $(864,822)  $14,818,228
                          ========= ======= ======= ====== =========== ============   =========   ===========


                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                        PERIOD FROM
                                                                                          APRIL 3,
                                                                THREE MONTHS ENDED          1990
                              YEAR ENDED DECEMBER 31,                MARCH 31,          (INCEPTION)
                         -----------------------------------  ------------------------  TO MARCH 31,
                           1993        1994         1995         1995         1996          1996
                         ---------  -----------  -----------  -----------  -----------  ------------
                                                              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES:
 Net loss..............  $(682,725) $(2,492,220) $(5,048,730) $ (957,277)  $(1,730,870) $(11,521,395)
 Adjustments to
  reconcile net loss to
  cash used in
  operating activities:
   Depreciation and
    amortization.......     27,524       44,123      203,184      38,635        88,295       400,446
   Deferred
    compensation
    amortization.......        --           --       187,106         --         94,732       281,838
   Value of options and
    warrants related to
    debt financing,
    lease guarantee,
    extension of
    options and
    consulting
    services...........        --           --       231,481         --          6,849       238,330
   Changes in operating
    assets and
    liabilities:
     Accounts
      receivable.......     19,011      (17,321)       8,648      (1,801)         (787)      (41,780)
     Prepaid expenses
      and other assets.        186      (11,588)    (109,757)    (24,252)      (28,369)     (160,481)
     Accounts payable
      and accrued
      expenses.........    (23,435)     212,862      156,097      53,467      (133,108)      242,705
                         ---------  -----------  -----------  ----------   -----------  ------------
      Net cash used in
       operating
       activities......   (659,439)  (2,264,144)  (4,371,971)   (891,228)   (1,703,258)  (10,560,337)
INVESTING ACTIVITIES:
 Purchase of furniture
  and equipment........     (7,839)     (33,710)    (884,931)   (146,667)     (389,047)   (1,331,746)
 Proceeds from sale of
  furniture and
  equipment............        --        24,579          --          --            --         24,579
                         ---------  -----------  -----------  ----------   -----------  ------------
      Net cash used in
       investing
       activities......     (7,839)      (9,131)    (884,931)   (146,667)     (389,047)   (1,307,167)
FINANCING ACTIVITIES:
 Proceeds from sale of
  Convertible Preferred
  Stock................    175,000    2,947,280   17,657,452         --            --     22,789,732
 Proceeds from bridge
  loan debt............        --           --     2,900,000   2,900,000           --      2,900,000
 Borrowings under
  equipment loan.......        --           --           --          --        926,417       926,417
 Payments on long-term
  debt and capital
  lease obligations....    (32,509)     (48,568)     (38,370)    (33,364)      (37,218)     (191,363)
 Proceeds from sale of
  Common Stock.........        --           --           --          --            --          3,750
 Proceeds from
  (payments on)
  borrowings from
  investor.............    200,000     (200,000)         --          --            --            --
                         ---------  -----------  -----------  ----------   -----------  ------------
      Net cash provided
       by financing
       activities......    342,491    2,698,712   20,519,082   2,866,636       889,199    26,428,536
                         ---------  -----------  -----------  ----------   -----------  ------------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...........   (324,787)     425,437   15,262,180   1,828,741    (1,203,106)   14,561,032
CASH AND CASH
 EQUIVALENTS AT
 BEGINNING OF PERIOD...    401,308       76,521      501,958     501,958    15,764,138           --
                         ---------  -----------  -----------  ----------   -----------  ------------
CASH AND CASH
 EQUIVALENTS AT END OF
 PERIOD................  $  76,521  $   501,958  $15,764,138  $2,330,699   $14,561,032  $ 14,561,032
                         =========  ===========  ===========  ==========   ===========  ============
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Fixed assets
  capitalized under
  capital lease
  agreements...........  $     --   $   632,792  $   130,260  $   18,337   $       --   $    763,052
                         =========  ===========  ===========  ==========   ===========  ============
SUPPLEMENTAL DISCLOSURE
 OF NONCASH FINANCING
 ACTIVITIES:
 During the year ended
  December 31, 1995:
   The Company
    converted
    $2,900,000 of debt
    into Series E
    Convertible
    Preferred Stock.

                            See accompanying notes.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. DESCRIPTION OF BUSINESS

  Integ Incorporated was formed in April 1990 and is a development stage company engaged in the development of the Lifeguide System, a painless and bloodless hand-held glucose monitoring product for use by people with diabetes. Utilizing the Company's proprietary interstitial fluid sampling technology, the Lifeguide System will allow people with diabetes to frequently monitor their glucose levels without repeatedly enduring the pain of lancing their fingers to obtain a blood sample.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1995 and March 31, 1996, the Company's investment in government securities approximated market value, with no resulting unrealized gains and losses recognized.

 Furniture and Equipment

  Furniture and equipment are recorded at cost and depreciated primarily on a straight-line basis over estimated useful lives of five years.

 Income Taxes

  The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock Based Compensation

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." The statement prescribes accounting and reporting standards for all stock-based compensation plans under a fair value method, including employee stock options and restricted stock grants. The statement, effective for fiscal years that begin after December 15, 1995, encourages but does not require expense recognition for the fair value of stock based compensation. The Company has not determined the impact of the new statement on its financial statements; however, it expects to continue to follow APB Opinion No. 25 under the intrinsic value method and provide the required pro forma disclosures for net income and earnings per share had the fair value method been adopted.

 Net Loss Per Share

  Net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), shares convertible into common stock issued by the Company at prices less than the initial offering price during the 12 months immediately preceding the initial public offering, plus stock options and warrants granted at exercise prices less than the initial public offering price during the same period, have been included in the determination of shares used in calculating the net loss per share, using the treasury method, as if they were outstanding for all periods presented.

  Pro forma net loss per share computed in accordance with Accounting Principles Board Opinion No. 15 and SAB No. 83, after giving effect to the conversion of all series of convertible preferred stock into common stock, would be $(.72) and $(.20) for the year ended December 31, 1995 and three months ended March 31, 1996 on 6,987,000 and 8,637,000 pro forma weighted average number of shares outstanding, respectively.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Automatic Conversion of Preferred Stock

  Upon the closing of the offering covered by this Prospectus, all outstanding shares of convertible preferred stock will automatically be converted into an aggregate of 5,835,705 shares of common stock. Assuming conversion of the convertible preferred stock, but without giving effect to the offering itself, the unaudited pro forma amounts of shareholders' equity at March 31, 1996 are presented in the balance sheets.

 Interim Financial Information

  The accompanying financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1996 and March 31, 1995 are unaudited. In the opinion of the management of the Company, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1996.

 Reclassifications

  Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.

3. LONG-TERM DEBT AND LEASES

  The Company leases its office facility and certain office equipment under operating leases. Rent expense of approximately $17,100, $96,400, $251,700 and $91,800 was recorded for noncancelable operating leases and sub-leases for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996, respectively. Future minimum lease commitments for operating leases with remaining terms in excess of one year are payable during the years ending December 31 as follows:

                                                         DECEMBER 31, MARCH 31,
                                                             1995        1996
                                                         ------------ ----------
      Year ending December 31:
        1996............................................  $  338,400  $  286,500
        1997............................................     391,700     391,700
        1998............................................     391,800     391,800
        1999............................................     397,600     397,600
        2000............................................     298,200     298,200
                                                          ----------  ----------
                                                          $1,817,700  $1,765,800
                                                          ==========  ==========

  The Company leases certain furniture and laboratory and office equipment under other leases which are accounted for as capital leases for financial statement purposes. The cost of furniture and equipment in the accompanying balance sheets includes the following amounts under capital leases:

                                                     DECEMBER 31,
                                                   ------------------   MARCH
                                                     1994      1995    31, 1996
                                                   --------  --------  --------
   Cost........................................... $705,021  $839,155  $839,155
   Less accumulated amortization..................  (66,544) (221,545) (261,171)
                                                   --------  --------  --------
                                                   $638,477  $617,610  $577,984
                                                   ========  ========  ========

  During March 1996, the Company executed an equipment loan agreement which provides for borrowings up to $5 million with a commitment by the lender to increase the line to $12.5 million by July 31, 1996 to finance the purchase of equipment and fixtures including automated manufacturing equipment and tooling. The loan agreement expires during December 1998 and approximately $930,000 was borrowed during March 1996.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Future minimum lease payments under capital leases and principal maturities of long-term debt consisted of approximately the following:

                                     DECEMBER 31,
                                         1995            MARCH 31, 1996
                                     ------------ -----------------------------
                                       CAPITAL    CAPITAL  LONG-TERM
                                        LEASES     LEASES    DEBT      TOTAL
                                     ------------ -------- --------- ----------
Year ending December 31:
  1996..............................   $195,980   $145,400 $ 37,277  $  182,677
  1997..............................    175,930    175,930  191,828     367,758
  1998..............................    175,049    175,049  224,192     399,241
  1999..............................    149,840    149,840  262,017     411,857
  2000..............................     11,980     11,981  211,103     223,084
                                       --------   -------- --------  ----------
Total minimum payments..............    708,779    658,200  926,417   1,584,617
Less amount representing interest...    114,287    100,926      --      100,926
                                       --------   -------- --------  ----------
Present value of net minimum
 payments...........................    594,492    557,274  926,417   1,483,691
Less current portion................    147,330    142,677   82,468     225,145
                                       --------   -------- --------  ----------
Long-term obligations, net of
 current portion....................   $447,162   $414,597 $843,949  $1,258,546
                                       ========   ======== ========  ==========

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

                                                  DECEMBER 31,
                                              --------------------- MARCH 31,
                                                 1994       1995       1996
                                              ---------- ---------- ----------
   Series A, authorized 928,571 shares;
    928,571 shares issued and outstanding at
    December 31, 1994; redeemable at the
    option of the holder at $.56 per share
    after May 1, 1995, liquidating
    preference of $.56 per share              $  520,000 $      --  $      --
   Series B, authorized 800,000 shares;
    800,000 shares issued and outstanding at
    December 31, 1994; redeemable at the
    option of the holder at $1.00 per share
    after May 1, 1995, liquidating
    preference of $1.00 per share                800,000        --         --
   Series C, authorized 356,000 shares;
    346,000 shares issued and outstanding at
    December 31, 1994; redeemable at the
    option of the holder at $2.50 per share
    after November 1, 1997, liquidating
    preference of $2.50 per share                865,000        --         --
   Series D, authorized 1,209,731 shares;
    1,074,372 shares issued and outstanding
    at December 31, 1994; redeemable at the
    option of the holder at $2.75 per share
    after November 1, 1998, liquidating
    preference of $2.75 per share              2,947,277        --         --
                                              ---------- ---------- ----------
   Total redeemable convertible preferred
    stock                                     $5,132,277 $      --  $      --
                                              ========== ========== ==========

  During June 1995, all holders of Series A, B, C and D Convertible Preferred Stock agreed to cancel the redemption privileges.

  Series A, B, C, D and E Convertible Preferred Shares will automatically convert three shares of preferred into two shares of common stock upon the closing of a public offering of the Company's securities with aggregate proceeds of at least $10,000,000.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
  During June 1995, the Company received gross proceeds of approximately $22,400,000 from the sale of 5,604,655 shares of its Series E Convertible Preferred Stock, Class 1. During January 1995, in anticipation of its pending offering, the Company received proceeds of $2,900,000 and issued one-year, 8.5% promissory notes under a bridge loan arrangement with certain investors, including $1,500,000 received from Medical Innovation Fund II (MIF II) and $500,000 received from Artesian Management, Inc. (Artesian Management), both significant shareholders of the Company. Upon consummation of the offering during June 1995, these promissory notes and all accrued interest thereon totaling $2,987,620 were automatically converted into 746,905 shares of Series E Convertible Preferred Stock, Class 1, at $4.00 per share. In connection with such bridge financing, investors received warrants for the purchase of 429,630 shares of Series E Convertible Preferred Stock, Class 2, at $3.375 per share, including warrants for 222,222 shares issued to MIF II and warrants for 74,074 shares issued to Artesian Management. The liquidating preference of the Series E Convertible Preferred Stock, Class 2, is $3.375 per share. The Company has included $179,800 as additional interest expense during the year ended December 31, 1995 which represents the value of the warrants issued in connection with the bridge loan (see Note 6).

5. UNDESIGNATED CAPITAL STOCK AUTHORIZATION AND STOCK SPLIT

  As of March 31, 1996, the Company had authorized 20,000,000 shares of capital stock, of which 9,173,957 shares have been designated as various series of preferred stock, and 433,333 shares have been issued as common stock. The 10,392,710 remaining authorized shares are undesignated as of March 31, 1996. According to the Company's Restated Articles of Incorporation, any shares issued without designation by the Company's Board of Directors are considered to be common stock with equal rights and preferences.

 Stock Authorization and Stock Split

  On April 24, 1996, the Board of Directors approved a reverse stock split of 2-for-3 for the Company's common stock. Accordingly, all share, per share, weighted average share, and stock option information has been restated to reflect the split. The reverse stock split will have no effect upon the numbers of shares of preferred stock issued and outstanding (as opposed to the conversion prices of the preferred stock and the numbers of shares of common stock into which the preferred stock will convert). Accordingly, all preferred stock and preferred stock price amounts have not been adjusted for the reverse stock split. In addition, the Board of Directors approved an increase in the authorized shares of capital stock to 25,000,000, including 20,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

6. STOCK OPTIONS AND WARRANTS

 Stock Options and Restricted Stock Grant

  The Company has 1990, 1991 and 1994 stock option plans which provide for the issuance of incentive and nonqualified stock options and restricted stock grants to employees and consultants. Under the plans, the exercise price of options granted is determined by the Company's Board of Directors, but incentive stock options must be granted at exercise prices equal to the fair market value of the Company's stock as of the grant date. A total of 913,333 shares of the Company's common stock have been reserved for issuance under all three plans as of March 31, 1996. During April 1996 the Board of Directors approved an increase in the number of shares authorized for issuance under the 1994 plan by 1,000,000 shares and adopted the 1996 Directors' Stock Option Plan for which 300,000 shares are reserved, subject to shareholder approval.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Options outstanding were granted as follows:

                          SHARES       PLAN      NON-PLAN                EXERCISE
                         AVAILABLE    OPTIONS     OPTIONS                 PRICE
                         FOR GRANT  OUTSTANDING OUTSTANDING EXERCISABLE PER SHARE
                         ---------  ----------- ----------- ----------- ----------
Balance at December 31,
 1992...................   12,667     167,333     30,523      115,220   $.84-$1.50
  Granted...............  (16,666)     16,666     12,470          --       .84
  Became exercisable....      --          --         --        23,669      --
                         --------    --------     ------      -------
Balance at December 31,
 1993...................   (3,999)    183,999     42,993      138,889    .84-1.50
  Shares reserved.......  333,333         --         --           --       --
  Options granted....... (462,318)    462,318        --           --     .83-2.03
  Became exercisable....      --          --         --        96,595      --
  Restricted stock
   grant................ (183,333)        --         --           --       .83
  Canceled..............  354,000    (354,000)       --           --     .84-2.03
                         --------    --------     ------      -------
Balance at December 31,
 1994...................   37,683     292,317     42,993      235,484      .83
  Shares reserved.......  400,000         --         --           --       --
  Granted............... (378,301)    378,301        --           --     .83-1.20
  Became exercisable....      --          --         --        59,943      --
  Canceled..............   23,666     (23,666)       --           --       .83
                         --------    --------     ------      -------
Balance at December 31,
 1995...................   83,048     646,952     42,993      295,427    .83-1.20
  Granted...............   (6,162)      6,162        --           --       1.20
  Became exercisable....      --          --         --        20,166      --
                         --------    --------     ------      -------
Balance at March 31,
 1996 (unaudited).......   76,886     653,114     42,993      315,593   $.83-$1.20
                         ========    ========     ======      =======

  Options issued under the plans expire at various dates during the period from October 2000 through March 2006.

  In addition during 1991 and 1993, the Company granted options outside the plans to purchase 42,993 shares of the Company's common stock at $.84 per share to Medical Innovation Fund (MIF), a significant shareholder of the Company (see Note 8).

  During August 1995, the Company extended the exercise period of stock options to purchase 17,999 shares of common stock issued in 1990 to three individuals for an additional five-year period. The value of this extension was determined to be $6,750, based on the difference between the exercise price of $.83 and the fair market value of $1.20 per share, and was expensed as compensation in 1995.

  During April 1996, the Company granted options to purchase 273,996 shares of the Company's common stock at $9.75 per share, exercisable for ten years, to officers and employees of the Company. In addition, the Board of Directors adopted the 1996 Directors' Stock Option Plan, subject to shareholder approval, under which each non-employee director will receive an option to purchase 15,000 shares of the Company's common stock, for an aggregate of 105,000 shares, at the closing of this initial public offering.

 Deferred Compensation

  During August 1994, the Company issued a restricted stock grant under the Company's stock option plans to its President and Chief Executive Officer for 183,333 shares of common stock at a fair market value determined to be $.83 per share in exchange for two promissory notes. The Company recognized $151,250 as deferred compensation and is amortizing this amount ratably over the restriction period of three years and, during the year ended December 31, 1995 and the three months ended March 31, 1996, $109,937 and $7,527 was expensed, respectively. In addition to the shares being held by the Company until the restriction lapse occurs,

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the President and Chief Executive Officer signed two notes in the amount of the fair market value of the stock grant. For income tax purposes, one note is forgiven 20% per year and the Company will also award this individual an additional bonus adequate to cover related income taxes due on the note forgiveness.

  During the period from August 16, 1995 through March 13, 1996, options were granted to purchase a total of 297,134 shares of the Company's common stock at exercise prices of $1.20 per share. The Company recognized $960,208 and $35,202 during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, as deferred compensation for the excess of the deemed value for accounting purposes of the common stock issuable upon exercise of such options over the aggregate exercise price of such options. The deferred compensation is amortized ratably over the vesting period of the options. For the year ended December 31, 1995 and the three months ended March 31, 1996, $77,169 and $87,205, respectively, was expensed.

  The remaining unamortized deferred compensation is expected to be charged to operations as follows:

      Nine months ending December 31, 1996............................ $412,756
      1997............................................................  298,154
      1998............................................................   98,613
      1999............................................................   39,949
      2000 and later..................................................   15,350
                                                                       --------
                                                                       $864,822
                                                                       ========

 Warrants

  In connection with the sale of Series C Convertible Preferred Stock during 1992 and 1993, the Company issued warrants to the holders for the purchase of 46,665 shares (including warrants for 13,333 shares issued to MIF (see Note
8), and warrants for 17,778 shares issued to Artesian Capital Limited Partnership) of its common stock exercisable immediately at a price of $3.75 per share. These warrants expire at various dates during the period from November 1997 through May 1998. During May 1994 the Company issued warrants which expire during May 1999 to a consultant/stockholder for the purchase of 6,666 shares of common stock exercisable immediately at a price of $4.13 per share. The value of these warrants was determined to be $24,000, based on the value of the services received and was expensed. In addition, during March and December of 1994 and June 1995 the Company issued warrants for the purchase of 159,042 shares of Series D Convertible Preferred Stock to MIF II, exercisable immediately at $2.75 per share (see Note 8). Warrants for the purchase of 27,273 shares expire during February 1999, warrants for the purchase of 108,085 shares expire during December 1999, and warrants for the purchase of 23,684 shares expire during June 2005.

  In connection with the bridge loan arrangement during January 1995 discussed in Note 4, the Company issued warrants to investors for the purchase of 429,630 shares of Series E Convertible Preferred Stock, Class 2, at $3.375 per share. These warrants expire during January 2005. The value of these warrants was determined to be $179,800 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the notes and was expensed as additional interest expense during 1995.

  In consideration of the equipment loan agreement discussed in Note 3, the Company has agreed to issue warrants for the purchase of common stock equal to 8.8% of the total dollar value of the credit line available under the agreement. Warrants are to be issued as the line is funded, or at the expiration date of the line in December 1998 for any unfunded portion of the credit line. Each warrant is exercisable initially at $6.00 per share or, subsequent to any equity financing, at 80% of the per share price of each subsequent financing, if such occurs. Warrants for the purchase of 13,587 shares of common stock were issued concurrent with the March 1996 funding. These warrants expire in December 2003. The value of these warrants was determined to be $48,915 based on the difference between the warrant exercise price and the estimated fair market value of the common stock and will be expensed over the term of the loan agreement.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  None of the warrants discussed above have been exercised.

7. INCOME TAXES

  The Company has incurred net operating losses since inception. As of March 31, 1996, the Company had net operating loss (NOL) and research and development tax credit carryforwards of approximately $7,167,000 and $260,000, respectively, available to offset its future income tax liability. The NOL and tax credit carryforwards begin to expire in the year 2005. No benefit has been recorded for such loss carryforwards, and utilization in future years may be limited, if significant ownership changes have occurred.

  Components of deferred tax assets are as follows:

                                                DECEMBER 31,
                                            ----------------------   MARCH 31,
                                               1994        1995        1996
                                            ----------  ----------  -----------
                                                                    (UNAUDITED)
      Loss carryforward.................... $1,202,000  $2,011,000  $2,652,000
      Valuation allowance.................. (1,202,000) (2,011,000) (2,652,000)
                                            ----------  ----------  ----------
      Deferred tax asset................... $      --   $      --   $      --
                                            ==========  ==========  ==========

8. RELATED PARTY TRANSACTIONS

  Laboratory and office furniture and equipment used by the Company with an original cost of approximately $801,000 as of December 31, 1995 and March 31, 1996 are leased under sublease arrangements with FIM, Inc. and FIM II, Inc., both entities related to the Company through MIF and MIF II, which are significant shareholders of the Company. These leases are accounted for as capital leases for financial statement purposes. In addition, MIF and MIF II have guaranteed future lease payments, of which approximately $580,000 is payable as of December 31, 1995 ($547,000 is payable as of March 31, 1996). In consideration of such guarantee by MIF, the Company issued nonqualified options to MIF for the purchase of 42,993 shares of common stock exercisable immediately at a price of $.84 per share. Options for 30,523 shares expire during May 2001 and options for 12,470 shares expire during April 2003. The value of these options was determined to be $20,878 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the lease. Approximately $6,600 and $1,600 was charged to interest expense during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, and the remainder will be amortized over the term of the lease. In consideration of such guarantee by MIF II, the Company issued warrants to MIF II for the purchase of 131,769 shares of Series D Convertible Preferred Stock exercisable immediately at a price of $2.75 per share. These warrants expire during the period from December 1999 through June 2005. The value of these warrants was determined to be $83,962 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the lease. Approximately $14,350 and $4,200 was charged to interest expense during the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, and the remainder will be amortized over the term of the lease.

  In connection with the sale of 60,000 shares of the Company's Series C Convertible Preferred Stock to MIF during November 1992, the Company issued warrants to MIF for the purchase of 13,333 shares of its common stock exercisable immediately at a price of $3.75 per share. These warrants expire during November 1997.

  In consideration of a bridge loan arrangement during 1993, the Company issued to MIF II warrants for the purchase of 27,273 shares of Series D Convertible Preferred Stock exercisable immediately at a price of $2.75 per share. These warrants expire during February 1999.

  In consideration of the bridge loan arrangement during January 1995 discussed in Note 6, the Company issued to MIF II warrants for the purchase of 222,222 shares of Series E Convertible Preferred Stock, Class 2, exercisable immediately at a price of $3.375 per share. The value of these warrants was determined to be $93,000 of the $179,800 total discussed in Note 6. These warrants expire during January 2005.

                              INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Since inception, the Company has made payments under consulting agreements with two directors, one of which is a limited partner of MIF's general partner, and one shareholder, totaling approximately $125,300, $129,000, $129,000 and $129,000 during the years ended December 31, 1992, 1993, 1994 and 1995, respectively.

 No dealer, salesperson or other person is authorized to give any information or make any representations not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the affairs of the Company since the date hereof or the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Dilution..................................................................   13
Capitalization............................................................   14
Selected Financial Data...................................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   16
Business..................................................................   19
Management................................................................   31
Certain Transactions......................................................   38
Principal Shareholders....................................................   40
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   46
Validity of Shares........................................................   47
Experts...................................................................   47
Additional Information....................................................   48
Index to Financial Statements.............................................  F-1

                               ----------------

 Until         , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                               3,000,000 Shares

                   [LOGO OF INTEG INCORPORATED APPEARS HERE]

                                 Common Stock

                               -----------------

                                  PROSPECTUS
                               -----------------

                              Piper Jaffray inc.

                             Montgomery Securities


                                       , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following fees and expenses will be paid by the Company in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC, NASD and Nasdaq fees, are estimated.

      SEC registration fee............................................ $ 16,656
      NASD filing fee.................................................    5,330
      Nasdaq Stock Market listing fee.................................   40,673
      Legal fees and expenses.........................................  150,000
      Accounting fees and expenses....................................   80,000
      Blue Sky fees and expenses......................................   10,000
      Transfer Agent's and Registrar's fees...........................    5,000
      Printing and engraving expenses.................................   60,000
      Miscellaneous...................................................   32,341
                                                                       --------
          Total....................................................... $400,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

  Provisions regarding indemnification of officers and directors of the Company to the extent permitted by Section 302A.521 are contained in the Company's Amended and Restated Articles of Incorporation as they will be amended immediately upon closing of the Offering (Exhibit 3.2 hereto) and in the Company's Bylaws as they will be amended immediately upon closing of the Offering (Exhibit 3.4 hereto), each of which is incorporated herein by reference.

  Under Section 6 of the Purchase Agreement to be filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The information set forth below gives effect to (i) a 2-for-3 reverse split of the Company's capital stock effected on April 24, 1996 and (ii) the automatic conversion of all shares of Preferred Stock into shares of Common Stock upon the closing of the Offering.

  Since May 1, 1993, the Company has issued and sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

    In May 1993, the Company sold 26,666 shares of Common Stock at an aggregate offering price of $100,000 to a venture capital company. In connection therewith, the Company issued a warrant to purchase an additional 8,888 shares of Common Stock at a price of $3.75 per share to such company.

    In February and May 1994, the Company sold an aggregate of 716,239 shares of Common Stock at an aggregate offering price of $2,954,523 to 19 accredited investors, including certain existing shareholders, venture capital companies and investment partnerships.

    In August 1994, the Company granted its Chief Executive Officer, Frank Solomon, a restricted award of 183,333 shares of Common Stock pursuant to the Company's Stock Option Plans. The award was made in exchange for the surrender of options to purchase 183,333 shares of Common Stock and the delivery of two promissory notes in the aggregate principal amount of $151,250 by Mr. Solomon. A note in the principal amount of $113,438 (and the interest accrued in respect thereof) has been forgiven in the aggregate amount of $24,291, and the remainder will be forgiven upon the closing of the Offering.

    In June 1995, the Company issued an aggregate of 3,736,421 shares of Common Stock at an aggregate offering price of $22,418,620 to 48 accredited investors, including certain existing shareholders, venture capital companies and investment partnerships.

    In March 1994, the Company issued warrants to purchase 18,182 shares of Common Stock at a price of $4.13 per share to Medical Innovation Fund II in connection with $300,000 of bridge loan financing.

    In May 1994, the Company issued warrants to purchase 6,666 shares of Common Stock at a price of $4.13 per share to Ronald Eibensteiner, an accredited investor, in consideration for certain financial consulting services to be performed by Mr. Eibensteiner for the Company.

    In December 1994 and June 1995, the Company issued warrants to purchase an aggregate of 87,845 shares of Common Stock at a price of $4.13 per share to Medical Innovation Fund II in connection with lease financing arrangements.

    In June 1995, the Company issued warrants to purchase an aggregate of 286,414 shares of Common Stock at $5.06 per share to 11 accredited investors, including certain existing shareholders, venture capital companies and investment partnerships, in connection with $2,900,000 of bridge loan financing.

    On March 27, 1996, the Company issued warrants to purchase 13,587 shares of Common Stock at $6.00 per share to Venture Lending & Leasing, Inc. in connection with an equipment loan.

The shares awarded to Mr. Solomon were issued pursuant to Rule 701 of the Securities Act. The other issuances of capital stock and warrants to purchase capital stock have been made by the Company in reliance upon Section 4(2) of the Securities Act. The Company has relied upon such exemption because it believed that each of the purchasers had such knowledge and experience in financial and business matters that it, he or she, as the case may be, was capable of evaluating the merits and risks of the prospective investment. With respect to all of such issuances, the Company imprinted a legend on the certificates representing such securities restricting their transfer.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

      NUMBER   DESCRIPTION
      ------   -----------
      1.1*     Purchase Agreement
      3.1*     Second Restated Articles of Incorporation of the Company
               (current)
      3.2*     Amended and Restated Articles of Incorporation of the Com-
               pany (as proposed to be effective upon closing of the Of-
               fering)

      NUMBER   DESCRIPTION
      ------   -----------
      3.3*     Amended Bylaws of the Company
      4.1*     Form of Certificate of Common Stock
      4.2*     Form of Stock Warrant for Shares of Common Stock
      4.3*     Form of Stock Warrant for Shares of Series D Convertible
               Preferred Stock
      4.4*     Form of Purchase Warrant for Shares of Series E-2 Convert-
               ible Preferred Stock
      4.5*     Warrant to Purchase Shares of Common Stock, dated March
               27, 1996, to Venture Lending & Leasing, Inc.
      4.6*     Registration Rights Provisions applicable to shares of
               Preferred Stock which will be automatically converted into
               Common Stock upon the closing of the Offering
      5.1*     Opinion of Dorsey & Whitney LLP
     10.1*     Real Property Lease Agreement dated June 14, 1994 between
               the Company and Commers-Klodt III, and Amendment thereto
               dated November 6, 1995
     10.2*     Equipment Sublease Agreement dated August 15, 1992 between the Company and FIM, Inc.
     10.3*     Equipment Sublease Agreement dated July 14, 1994 between
               the Company and FIM II, Inc.
     10.4*     Loan Agreement dated March 27, 1996 between the Company
               and Venture Lending & Leasing, Inc.
     10.5*     1990 Incentive and Stock Option Plan, including form of
               option agreement
     10.6*     1991 Incentive and Stock Option Plan, including form of
               option agreement
     10.7*     1994 Long-Term Incentive and Stock Option Plan (as revised and restated), including form of option agreement
     10.8*     1996 Directors' Stock Option Plan
     10.9*     Restricted Stock Award Agreement dated August 9, 1994 be-
               tween the Company and Frank A. Solomon
     10.10*    Form of Stock Option from the Company to Medical Innova-
               tion Fund (for options granted outside of the Stock Option
               Plans)
     10.11*    Consulting Agreement dated April 3, 1996 between the Com-
               pany and Mark B. Knudson
     10.12*    Consulting Agreement dated May 1, 1995 between the Company and Walter L. Sembrowich
     10.13*    Change in Control Agreement dated May 1, 1996 between the
               Company and Frank A. Solomon
     10.14*    Form of Change in Control Agreement between the Company
               and its Vice Presidents
     11.1*     Statement Re: Computation of Per Share Earnings (Losses)
     23.1      Consent of Ernst & Young LLP
     23.2*     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
     24.1*     Powers of Attorney

- --------

* Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  All schedules have been omitted because they are either not required, are not applicable or the required information is shown in the Financial Statements and Notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant further undertakes that:

    (1) It will provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 7, 1996.

                                          INTEG INCORPORATED

                                                   /s/ Frank A. Solomon
                                          By:__________________________________
                                                     Frank A. Solomon
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 7, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


         /s/ Frank A. Solomon               President, Chief Executive Officer and
___________________________________________   Director (principal executive officer)
             Frank A. Solomon

         /s/ Ronald M. Nelson               Chief Financial Officer
___________________________________________   (principal financial and accounting
             Ronald M. Nelson                 officer)

                     *                      Director
___________________________________________
           Mark B. Knudson, Ph.D

                     *                      Director
___________________________________________
             Frank B. Bennett

                     *                      Director
___________________________________________
            Timothy I. Maudlin

                     *                      Director
___________________________________________
            Terrance G. McGuire

                     *                      Director
___________________________________________
             Robert R. Momsen

                     *                      Director
___________________________________________
            Robert S. Nickoloff

                     *                      Director
___________________________________________
        Walter L. Sembrowich, Ph.D


      /s/ Frank A. Solomon
*By__________________________________
          Frank A. Solomon
          Attorney-in-fact

                                 EXHIBIT INDEX

      NUMBER   DESCRIPTION
      ------   -----------                                                  PAGE
     23.1      Consent of Ernst & Young LLP...............................